Exhibit 10.11
CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

LEASE AGREEMENT
LANDLORD: BOYER LEHI HOLDINGS, L.C.
TENANT: ENTRATA, INC.

LEASE SUMMARY
1.“Landlord”: BOYER LEHI HOLDINGS, L.C., a Utah limited liability company.
2.“Tenant”: ENTRATA, INC., a Delaware corporation.
3.“Rentable Square Feet”: the area determined by measuring to the outside finished surface of permanent outer building walls and including all enclosed floors including multiple story lobbies or open space within the Building, without any deductions for vertical penetrations other than mechanical shafts. The terms “RSF” and “rentable square foot” shall have corollary meanings. “Useable Square Feet”: the amount of square footage in the Leased Premises actually available to Tenant for Tenant’s use.
4.“Leased Premises”: All floors within the Building (defined below). The Leased Premises contains approximately 106,000 Rentable Square Feet and 95,400 Useable Square Feet of space, subject to expansion pursuant to Section 1.2(b) below and subject to final measurement pursuant as outlined in Section 1.4.
5.“Parking”: Approximately 555 stalls, subject to adjustment as provided in Section 20.3 of the Lease.
6.“Term”: One Hundred Thirty Two (132) full calendar months, plus the partial calendar month, if any, occurring after the Commencement Date if the Commencement Date occurs other than on the first day of a calendar month, and including any Extension Period (defined below) exercised pursuant to an Extension Option (defined below).
7.“Commencement Date”: See Section 2.2.
8.“Tenant Improvement Allowance”: Fifty dollars ($50.00) per Useable Square Foot of the Leased Premises, plus an additional Six Hundred Thirty Thousand Dollars ($630,000.00) to be used towards the Tenant Assumed Buildout (as more particularly set forth in the Work Letter (defined below). Tenant may, at its sole discretion, elect to increase the Tenant Improvement Allowance by an amount not to exceed fifteen dollars ($15.00) per Useable Square Foot (the “Tenant Improvement Allowance Increase”) (for an aggregate amount of up to sixty-five dollars ($65.00) per Useable Square Foot) by delivering written notice to Landlord on or before the date of Substantial Completion. For each one dollar ($1.00) Tenant Improvement Allowance Increase up to and including the first ten dollars ($10.00) per Useable Square Foot, the Basic Annual Rent shall be increased by an amount equal to ten cents ($0.10) per Rentable Square Foot per annum as of the Commencement Date, and for each one dollar ($1.00) Tenant Improvement Allowance Increase after the first ten dollars ($10.00) per Useable Square Foot and up to and including ($15.00) per Useable Square Foot,
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the Basic Annual Rent shall be increased by an amount equal to fourteen cents ($0.14) per Rentable Square Foot per annum as of the Commencement Date.
9.“Basic Annual Rent”: Initially, Twenty-Four and 85/100 dollars ($24.85) per Rentable Square Foot of the Leased Premises, subject to annual increases at the Escalation Rate commencing on the first anniversary of the Rent Commencement Date.
10.“Escalation Rate”: two and one-half percent (2.5%) per year on a cumulative basis,
11.“Estimated Costs”: See Section 4.1.
12.“Tenant’s Proportionate Share”: See Section 4.1.
13.“Landlord’s address for notice”:
Boyer Lehi Holdings, L.C,
Attention: Jacob Royer
101 South 200 East, Suite 200
Salt Lake City, Utah 84111
or at such other place as Landlord may hereafter designate in writing.
14.“Tenant’s address for notice (if other than the Leased Premises)”:
Pre Commencement Date (as provided in the Work Letter)
Following the Commencement Date:
4205 Chapel Ridge Road
Lehi, Utah Attn: [***]
Email: [***]
With a required copy to:
Dorsey & Whitney
136 South Main Street, Suite 1000
Salt Lake City, Utah 84101
Attn: Mark B. Durrant
15.“Broker(s)”:   Tenant’s Broker: Woodley Real Estate
Landlord’s Broker: Coldwell Banker CBC Advisors
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LEASE AGREEMENT
THIS LEASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Lease”) is made and entered into as of this 15th day of March, 2016 (the “Execution Date”), by and between BOYER LEHI HOLDINGS, L.C., a Utah limited liability company (the “Landlord”), and ENTRATA, INC., a Delaware corporation (the “Tenant”).
For and in consideration of the rental to be paid and of the covenants and agreements set forth below to be kept and performed by Tenant, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Leased Premises (as hereafter defined) and certain other areas, rights and privileges for the Term, at the rental rate and subject to and upon all of the terms, covenants and agreements hereinafter set forth.
I.LEASED PREMISES
1.1Description of Leased Premises. Landlord does hereby demise, lease and let unto Tenant, and Tenant does hereby take and receive from Landlord the following:
(a)That certain floor area containing approximately 106,000 Rentable Square Feet (the “Leased Premises”) in a to-be-built office building containing approximately 106,000 Rentable Square Feet (the “Building”), located at approximately 4205 Chapel Ridge Road, Lehi, Utah, on the real property more particularly described on Exhibit “A” attached hereto and by this reference incorporated herein (the “Property”). The Leased Premises is depicted on the floor plan shown on Exhibit “B” which is attached hereto and by this reference incorporated herein;
(b)A non-exclusive right during the term of this Lease to use the Common Areas (as defined in Section 20.1 below);
(c)A non-exclusive right during the term of this Lease to use such rights-of-way, easements and similar rights with respect to the Building and Property as may be reasonably necessary for access to and egress from the Leased Premises; and
(d)A non-exclusive right during the term of this Lease to use those areas designated and suitable for vehicular parking as set forth in Section 20.3 below.
Notwithstanding the foregoing to the contrary, Landlord intends to subdivide the Property as described on Exhibit “A” into two separate parcels of real property generally as depicted on Exhibit “A-1.” Tenant’s consent shall not be required for Landlord to subdivide the Property. Any such subdivision will be conditioned on Landlord obtaining all applicable governmental approvals and confirming such subdivision complies with all matters of record. At such time as the Landlord subdivides the Property, the area approximately shown on Exhibit “A-1” as “future subdivision parcel” (the “Adjacent Subdivided Property”) will automatically be excluded from the definition of Property for all purposes under this Lease and will be conveyed to an affiliate of Landlord (the “Adjacent Property Owner”). Concurrently with the subdivision of the Adjacent Subdivided Property from the Property, Landlord and the Adjacent Property Owner will enter into a cross access and casement agreement (the “Property Access Agreement”) pursuant to which (i) the Property and the Adjacent Subdivided Property shall have appurtenant non-exclusive rights to pedestrian and vehicular ingress and egress in the areas designated for vehicular and pedestrian use over the other parcel, (b) the Property shall be granted an appurtenant right, until such time as Tenant may elect to cause the Adjacent Property Owner to construct a building on the Adjacent Subdivided Property, to an exclusive right to park in the parking areas constructed on the Adjacent Subdivided Property (which areas will be constructed as part of Landlord’s Improvements), (c) until such time as Tenant may elect to cause the Adjacent Property Owner to construct a building on the Adjacent Subdivided Property, the parking spaces on the Adjacent Subdivided Property as of the Commencement Date shall not, unless required by applicable law or as a result of a condemnation, be permanently reduced by more than ten percent (10%), and (d) until such time as Tenant may elect to cause the Adjacent Property Owner to construct a building on the Adjacent Subdivided Property, Landlord shall be required to maintain, repair, replace and insure all improvements on the Adjacent Subdivided Property, and pay all property taxes with respect to the Adjacent Subdivided Property, and, until such time as Tenant may elect to cause the Adjacent Property Owner to construct a building on the Adjacent Subdivided Property the areas on the Adjacent Property shall otherwise be deemed to be Common Areas for all purposes under this Lease. All amounts incurred by Landlord under the Property Access Agreement shall be included as Common Area Expenses for all purposes under this Lease. At such time as Tenant elects to cause the Adjacent Property Owner to construct a building on the Adjacent Subdivided Property, Tenant shall no longer have right use any parking spaces on the Adjacent Subdivided Property and all cost to maintain, repair, replace and insure all improvements on the Adjacent Subdivided Property, and pay all property taxes with respect to the Adjacent Subdivided Property, shall no longer be required to be paid by Landlord or included as Operating Expenses under this Lease. Upon the consummation of the subdivision of the Property, Tenant shall enter into an amendment to this Lease as may be required by Landlord to reflect the provisions of this paragraph.

1.2Landlord and Tenant’s Construction Obligations.
(a)The Leased Premises and the Building in which the Leased Premises are located are under construction as of the Execution Date. The obligation of Landlord and Tenant to perform the work and supply the necessary materials and labor to prepare the Leased Premises for occupancy is described in detail in the work letter attached hereto as Exhibit “C” and by reference incorporated herein (the “Work Letter”). Landlord and Tenant shall expend all funds and do all acts required of them as described in the Work Letter and shall perform or have the work performed promptly and diligently in a first class and workmanlike manner.
(b)Expansion Rights. Tenant may elect, by delivering written notice (the “First Floor Expansion Notice”) to Landlord on or before March 15, 2017 (the “Expansion Deadline”), to require Landlord to construct an additional 14,000 Rentable Square Feet as an addition to the first floor of the Building (the “First Floor Expansion Premises”). If Tenant fails to deliver the First Floor Expansion Notice by the Expansion Deadline, Tenant’s rights under this Section 1.2(b)(i) shall be deemed terminated. If Tenant timely delivers the First Floor Expansion Notice, the Leased Premises shall be deemed to include the First Floor Expansion Premises, and Tenant shall execute such additional documents as may be required by Landlord to amend this Lease to reflect the inclusion of the First Floor Expansion Premises within the Leased Premises and all other terms of this Lease shall apply with respect to the First Floor Expansion Premises, including provisions for a Tenant Improvement Allowance in an amount equal to fifty dollars ($50.00) per Useable Square Foot of the First Floor Expansion Premises, but excluding the provisions related to Abated Rent in Section 3.2 unless the First Floor Expansion Premises is completed within the Rental Abatement Period. In addition, Basic Annual Rent shall not be payable with respect to the First Floor Expansion Premises until Substantial Completion (as defined in the Work Letter) has occurred with respect to the First Floor Expansion Premises, at which time Tenant will be required to pay Basic Annual Rent for the First Floor Expansion Premises at the rates then payable with respect to the remaining Leased Premises, provided, Tenant shall continue to be required to pay Basic Annual Rent for the remaining Leased Premises on the terms provided in this Lease. In order to construct the First Floor Expansion Premises, Landlord will be required to modify the Landlord Improvement Plans to reflect the First Floor Expansion Premises, which modifications will not be reflected in the Landlord Improvement Plans as described in the Work Letter and shall be modified and approved in accordance with the Work Letter. Landlord’s obligation to construct the First Floor Expansion Premises is conditioned on Landlord obtaining all permits necessary to construct the First Floor Expansion Premises, which Landlord agrees to use commercially reasonable efforts to obtain. In the event Tenant delivers the First Floor Expansion Notice at such point that the First Floor Expansion Premises cannot simultaneously be completed with the remaining portions of the Building, Tenant shall not be entitled to claim or be allowed any damages for injury, eviction (constructive or actual) or inconvenience occasioned by the construction of the First Floor Expansion Premises and shall not be entitled to terminate this Lease or receive an abatement of any amounts payable under this Lease or to remedies under Sections 1.2(c) and (d) with respect to the First Floor Expansion Premises.
(c)In the event that Landlord has not achieved Substantial Completion (as defined in the Work Letter) for the Leased Premises by August 15, 2016, as such date may be extended for Construction Delays (as defined in the Work Letter)) (the “Turnover Condition Deadline”) Tenant shall be entitled to receive from Landlord, as liquidated damages, and as Tenant’s sole remedy, as a credit against Basic Annual Rent, an amount equal to two (2) days of Basic Annual Rent payable as of the Rent Commencement Date for each day the Leased Premises is not Substantially Complete after the Turnover Condition Deadline (as may be extended). In the event that Landlord has not achieved Substantial Completion by October 1, 2016, as such date may be extended for Construction Delays (the “Outside Turnover Condition Deadline”), Tenant shall be entitled to receive from Landlord, as additional liquidated damages and, subject to the provisions of Section 1.2(d) below, as Tenant’s sole remedy, as a credit against Basic Annual Rent, a one-time credit in an amount equal to $50,000,
(d)In the event that Landlord has not achieved Substantial Completion for the Leased Premises by the Outside Turnover Condition Deadline, Tenant shall have the option, in its sole discretion, either to (i) continue to receive the liquidated damages specified in Section 1.2(c) above, or (ii) terminate this Lease by delivering written notice to Landlord (the “Termination Notice”) which Termination Notice must be delivered prior to the Substantial Completion being satisfied; provided, however, if Substantial Completion occurs within the one hundred twenty (120) day period after Tenant’s delivery of a Termination Notice, Tenant’s termination notice shall be deemed null and void. In the event (x) Tenant elects to terminate this Lease pursuant to this Section 1.2(d) and this Lease is actually terminated as a consequence, or (y) Tenant elects to terminate the Lease, but this Lease is not terminated as a result of Substantial Completion being satisfied within the one hundred twenty (120) day period after Tenant delivers a Termination Notice, Tenant shall not be entitled to any further remedies against Landlord with respect to the termination of this Lease under this Section 1.2(d) or Landlord’s failure to achieve the Substantial Completion by the Outside Turnover Condition Deadline, provided, Tenant shall be entitled to receive, and Landlord shall pay to Tenant within 30 days after (A) the termination of the Lease, if this Lease is terminated under this Section 1.2(d), or (B) the date Substantial Completion occurs, if this Lease is not terminated as a result of Substantial Completion being satisfied within the one hundred twenty (120) day period after Tenant delivers a Termination Notice, all payments owing under Section 1.2(c) accrued through the effective date of such termination.
1.3Changes to Building. Landlord hereby reserves the right at any time and from time to time to make changes or alterations to the Building or to the Property provided, except to the extent required by applicable law, such changes or alterations do not materially interfere with Tenant’s ability to conduct business or materially adversely affect Tenant’s rights hereunder. Tenant shall not, in such event, claim or be allowed any damages for injury, eviction (constructive or actual) or inconvenience occasioned thereby and shall not be entitled to terminate this Lease or receive an abatement of any amounts payable under this Lease. In connection with any of the foregoing activities of Landlord, Landlord shall use reasonable efforts while conducting such activities to minimize any interference with Tenant’s use of the Leased Premises provided, however, that in the event Landlord makes changes or alterations to the Building which are not a result of (a) a requirement of applicable law, (b) Tenant’s breach of this Lease or (c) a request by Tenant (including changes for the First Floor Expansion Premises and a request by Tenant for the Adjacent Property Owner to construct a building on the Adjacent Subdivided Property), and if such changes materially adversely interfere with Tenant’s access to or use of the Leased Premises for a period of at least three (3) consecutive business days, Basic Annual Rent shall thereafter be proportionately abated during the period of such interference.
1.4Rentable Square Feet. Landlord shall measure the Rentable Square Feet and Useable Square Feet of the Leased Premises within thirty (30) days of the Commencement Date. Landlord will notify Tenant when Landlord has completed its proposed final measurement of the Rentable Square Feet and Useable Square Feet of the Leased Premises. Tenant may, at any time within thirty (30) days following Landlord’s delivery of notice of the final Landlord measurement of the Leased Premises, elect to have the Leased Premises measured, at Tenant’s sole cost and expense, by an architect selected by Tenant and by giving Landlord written notice of such election (the “Measurement Notice”). If Tenant fails to deliver a Measurement Notice, the Rentable Square Feet and Useable Square Feet shall be deemed to be the amount set forth in Landlord’s notice effective (retroactively if applicable) as of the Commencement Dat. Within thirty (30) days following Tenant’s delivery to Landlord of the Measurement Notice, Tenant shall deliver the results of Tenant’s measurements to Landlord. If Landlord agrees with such measurements, the re-measured and re-determined Rentable

Square Feet and Useable Square Feet calculation for the Leased Premises as determined by Tenant shall then become the Rentable Square Feet and Useable Square Feet of the Leased Premises, effective (retroactively if applicable) as of the Commencement Date. If Landlord disagrees with Tenant’s measurements, Landlord shall send Tenant written notice of such disagreement within thirty (30) days of Landlord’s receipt of Tenant’s measurements, specify in reasonable detail the basis for such disagreement, and Landlord and Tenant shall then work in good faith to resolve such dispute; provided, if Landlord and Tenant cannot resolve such dispute within thirty (30) days of Landlord’s notice to Tenant that Landlord disputes Tenants measurements (the “Measurement Dispute Period”), then Tenant’s architect and Landlord’s architect shall within ten (10) days following the expiration of the Measurement Dispute Period, select a third independent architect which has at least ten (10) years of experience in the measurement of commercial office buildings in the Utah County area using measurement standards similar to the standards set forth in the definition of “Rentable Square Feet”. The fees for such third party independent architect shall be shared equally by Landlord and Tenant. The measurements of the third architect shall be completed within thirty (30) days of the selection of such third architect and shall be binding on Landlord and Tenant. Upon the final resolution or determination of the measurement for the Leased Premises, the re-measured and re-determined Rentable Square Feet and Useable Square Feet shall then become the Rentable Square Feet and Useable Square Feet of the Leased Premises, effective as of the date of the Commencement Date, in which case the Basic Annual Rent, the Additional Rent, the Tenant Improvement Allowance, and any other terms or conditions in this Lease that are based on the Rentable Square Feet and Useable Square Feet of the Leased Premises, as applicable, shall be proportionately adjusted (retroactively, if necessary).
II.TERM
2.1Length of Term. The initial Term of this Lease shall be for a period of one hundred thirty two (132) full calendar months plus the partial calendar month, if any, occurring after the Commencement Date if the Commencement Date occurs other than on the first day of a calendar month (the “Term”).
2.2Commencement Date. The Term of this Lease and Tenant’s obligation to pay rent hereunder shall commence on the first to occur of the following dates (the “Commencement Date”):
(a)The date Tenant first takes possession of the Leased Premises for the purpose of conducting business operations; and

(b)The date Landlord delivers the Leased Premises to Tenant in the Turnover Condition.
Tenant shall have the right to early entry into the Leased Premises as more particularly set forth in Section 10 of the Work Letter.
2.3Tenant Improvement Allowance. Landlord shall provide a tenant improvement allowance (the “Tenant Improvement Allowance”) to Tenant as provided in the Work Letter. In no event shall the Tenant Improvement Allowance be used to reimburse Tenant for any special decorator items, equipment, furniture, or furnishings (the “FF&E”), provided, however, that Tenant may use the Tenant Improvement Allowance for all interior build out, architectural, engineering, permits, signage, data cabling and AV if desired by Tenant.
2.4Amendment to Lease Recognizing the Commencement Date. At any time after the occurrence of the Commencement Date (if any), Landlord or Tenant may request that the other party enter into an amendment to this Lease in the form attached hereto as Exhibit “E” whereby the actual Commencement Date and Rentable Square Feet and Useable Square Feet are memorialized, in which case each party shall execute and deliver an amendment to this Lease in the form Exhibit “E” within ten (10) business days after the request by the other party.
2.5Extension of Lease. So long as Tenant is not then in default (beyond any applicable notice and cure period) under any term or covenant of this Lease at the time Tenant delivers an Exercise Notice (as defined below) or as of the first day of the Extension Period, Tenant is hereby granted the right (each such right, an “Extension Option”) to renew the Term for two (2) additional periods of three (3) years each (each such period, an “Extension Period”), Tenant may elect to exercise an Extension Option by delivering written notice to Landlord (the “Exercise Notice”) indicating that Tenant elects to exercise such Extension Option, which notice must be delivered to Landlord at least six (6) months prior the expiration of the then applicable Term. In the event Tenant exercises an Extension Option in accordance with the immediately preceding sentence, all terms and conditions set forth in this Lease shall continue to apply during the Extension Period, except that Basic Annual Rent applicable to the first year of such Extension Period shall be equal to Basic Annual Rent payable in the year prior the Extension Period increased by two percent (2.0%), and on each anniversary of the commencement of the Extension Period shall be increased by two percent (2.0%).
2.6Early Termination. In the event Tenant has not received approval to obtain certain tax incentives from the Governor’s Office of Economic Development on or before

April 15, 2016, Tenant may elect, by delivering written notice to Landlord on or before April 22, 2016, to terminate this Lease, in which event this Lease, and all of Landlord’s and Tenant’s rights and obligations hereunder, shall terminate except for those obligations which survive the termination of the Lease. Tenant’s notice hereunder shall include a certificate that Tenant has not obtained tax incentives from the Governor’s Office of Economic Development on or before April 15, 2016. Tenant agrees to make all submittals necessary to obtain, and use commercially reasonable efforts to obtain, such approval on or before April 15, 2016. In the event Tenant fails to deliver written notice to Landlord terminating this Lease pursuant to this Section 2.6 by April 22, 2016, the provisions of this Section 2.6 shall be null and void. As a condition to the termination of this Lease under this Section 2.6, Tenant shall be required to pay to Landlord all documented out of pocket costs and expenses incurred by Landlord in entering into and performing its obligations under this Lease, including amounts required to be paid by Landlord to terminate any contracts relating to the construction of the Tenant Improvements, which amounts shall be paid by Tenant to Landlord within thirty (30) days of Landlord’s written demand therefore which demand shall include a reasonably detailed description of such costs and expenses. The provisions of this Section 2.6 shall survive the termination of the Lease.
III.BASIC RENTAL PAYMENTS
3.1Basic Annual Rent. Commencing on the date which is the first anniversary of the Commencement Date (the “Rent Commencement Date”), Tenant agrees to pay to Landlord as basic annual rent for the Leased Premises at such place as Landlord may designate, without prior demand therefore and without any deduction or set off whatsoever, except as expressly permitted herein, the sum of Twenty-Four and 85/100 dollars ($24.85) per Rentable Square Foot of the Leased Premises. The amounts payable by Tenant hereunder are referred to herein as “Basic Annual Rent.” The Basic Annual Rent shall be due and payable in twelve (12) equal monthly installments to be paid in advance on or before the first day of each calendar month during the Term. Commencing on the first anniversary of the Rent Commencement Date and on each anniversary of the Commencement Date thereafter, Basic Annual Rent shall escalate by the Escalation Rate. In the event the Rent Commencement Date occurs on a day other than the first day of a calendar month, then rent shall be paid on the Rent Commencement Date for the initial fractional calendar month prorated on a per diem basis (based upon a thirty (30) day month).
3.2Rent Abatement. Tenant’s obligation to pay Basic Annual Rent for the Leased Premises shall be abated for the period between the Commencement Date and the Rent Commencement Date (the “Rental Abatement Period”). The Basic Annual Rent

abated during this period is referred to herein as the “Abated Rent.” Notwithstanding the provisions of Article IV to the contrary, commencing on Commencement Date and continuing during the Rental Abatement Period, Tenant shall pay to Landlord during the Rent Abatement Period an amount equal to six and 50/100 dollars ($6.50) per Rentable Square Foot as a reimbursement for Common Area Expenses, which amount shall be a fixed amount and not subject to adjustment. If the Commencement Date does not start on the first day of a calendar month, such Rent Abatement Period shall be adjusted in the first and last month of such period so that Tenant receives twelve, and only twelve, months of abated Basic Annual Rent. On the Rent Commencement Date, Tenant shall commence paying Basic Annual Rent in accordance with Section 3.1 of this Lease.
3.3Additional Monetary Obligations. Tenant shall also pay as rent (in addition to the Basic Annual Rent) all other sums of money as shall become due and payable by Tenant to Landlord under this Lease, Landlord shall have the same remedies in the case of a default in the payment of said other sums of money as are available in the case of a default in the payment of one or more installments of Basic Annual Rent,
IV.ADDITIONAL RENT
4.1Definitions. For purposes of this Lease, the terms set forth below shall mean the following:
(a)“Actual Operating Expense Increase” means the amount of the increase in Common Area Expenses in a particular calendar year over Common Area Expenses for the Base Year, excluding the costs of any utilities which are separately metered and paid directly by Tenant.
(b)“Additional Rent” shall mean the sum of Tenant’s Proportionate Share of the Actual Operating Expense Increase plus all other amounts due and payable by Tenant under this Lease other than Basic Annual Rent.
(c)“Base Year” shall mean the 2017 calendar year.
(d)“Common Area Expenses” shall mean all actual costs and expenses incurred by Landlord in connection with the ownership, operation, management and maintenance of the Common Areas, the Building, Property, and related improvements located thereon (the “Improvements”). Common Area Expenses include, but are not limited to, all expenses incurred by Landlord as a result of Landlord’s compliance with any and all of its obligations under this Lease (or under similar leases with other tenants) other than the performance of its work under Section 2.3 of this Lease or similar provisions of leases with other tenants. Common Area Expenses do not included

Common Area Expenses Exclusions. In explanation of the foregoing, and not in limitation thereof, Common Area Expenses shall include:
(i)all real and personal property taxes, local improvement rates, and other ad valorem assessments (whether general or special, known or unknown, foreseen or unforeseen) and any tax or assessment levied or charged in lieu thereof, whether assessed against Landlord and/or Tenant and whether collected from Landlord and/or Tenant, including, without limitation, any privilege or excise tax, provided, however that Common Expenses shall not include any income, franchise or corporate tax, sales, capital levy, capital stock, excess profits, transfer, revenue, or any other tax, assessment or charge upon or measured by rent payable to Landlord, unless such amounts payable on rents are assessed in lieu of real and personal property taxes;
(ii)the cost of all insurance maintained by Landlord on or with respect to the Building, the Improvements, the Common Areas or the Property, including, without limitation, casualty insurance, liability insurance, rental interruption, workers compensation, any insurance required to be maintained by Landlord’s lender, and any deductible applicable to any claims made by Landlord under such insurance;
(iii)snow removal, trash removal, cost of services of independent contractors, cost of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with day-to-day operation, maintenance, repair, and replacement of the .Building, the Improvements, the Common Areas or the Property, its equipment and the adjacent walk and landscaped area (including, but not limited to janitorial, scavenger, gardening, parking, elevator, painting, plumbing, electrical, mechanical, carpentry, window washing, structural and roof repairs and reserves, signing and advertising), but excluding persons performing services not uniformly available to or performed for substantially all Building tenants;
(iv)costs of all gas, water, sewer, electricity and other utilities used in the maintenance, operation or use of the Building (except to the extent separately metered or sub-metered to Tenant and billed to Tenant directly as permitted hereunder), the Improvements, the Property and the Common Areas, cost of equipment or devices used to conserve or monitor energy consumption, supplies, licenses, permits and inspection fees;
(v)accounting and legal fees;

(vi)the cost of capital improvements as permitted by Section 4.1(c)(viii);
(vii)Property management fees not to exceed four percent (4.0%) of all revenues (including Basic Annual Rent and Common Area Expenses reimbursements) received from the Building, the Improvements and the Common Areas; and
(viii)payments required to be made in connection with the maintenance or operation of any easement or right of way or other instrument through which Landlord claims title in the Property or to which Landlord’s title in the Property is subject, including, without limitation, all amounts payable by Landlord under the Property Access Agreement,
(e)“Common Area Expenses Exclusions” means each of the following expenses incurred by Landlord:
(i)depreciation and amortization;
(ii)expenses incurred by Landlord to prepare, renovate, repaint, redecorate, or perform any other work in any space leased to an existing tenant or prospective tenant of a Building;
(iii)expenses incurred by Landlord for repairs or other work occasioned by fire, windstorm, or other insurable casualty or condemnation (other than deductibles under such insurance which deductible shall not exceed $25,000 per occurrence);
(iv)expenses incurred by Landlord to lease space to new tenants or to retain existing tenants, including leasing commissions, advertising, and promotional expenditures, including tenant appreciation gifts or expenses;
(v)expenses incurred by Landlord to resolve disputes, enforce, or negotiate lease terms with prospective or existing tenants, or in connection with any financing, sale, or syndication of the Property;
(vi)interest, principal, points and fees, amortization, or other costs associated with any debt and rent payable under any lease to which this Lease is subject and all costs and expenses associated with any such debt or lease and any ground lease rent, irrespective of whether this Lease is subject or subordinate thereto;

(vii)expenses incurred for the repair, maintenance, or operation of any pay parking garage not associated with the Building, including but not limited to salaries and benefits of any attendants, electricity, insurance, and taxes;
(viii)cost of alterations, capital improvements, equipment replacement, and other items which under generally accepted accounting principles are property classified as capital expenditures, except for (a) capital repairs (such as parking lot resurfacing and roof repairs), and (b) capital improvements which decrease the Common Area Expenses, provided, however, the amount included as Common Area Expenses shall be amortized on a straight-line basis over the useful life of such capital improvements and provided such capital improvements actually decrease the Common Area Expenses;
(ix)expenses for the replacement of any item covered under warranty;
(x)cost to correct any penalty or fine incurred by Landlord due to Landlord’s (but not Tenant’s) violation of any federal, state, or local law or regulation and any interest or penalties due for late payment by Landlord of any of the Common Area Expenses except to the extent Tenant did not timely reimburse Landlord for Tenant’s Proportionate Share of Common Area Expenses to the extent required by this Lease;
(xi)cost of repairs necessitated by Landlord’s negligence or willful misconduct, or of correcting any latent defects or original design defects in the Building’s construction, materials, or equipment;
(xii)expenses for any item or service which Tenant pays directly to a third party or separately reimburses Landlord and expenses incurred by Landlord to the extent the same are reimbursable or reimbursed from any other tenants, occupants of the property, or third parties (other than as reimbursement as Common Area Expenses);
(xiii)expenses for any item or service not provided to Tenant but exclusively to certain other tenants in the Building;
(xiv)management costs or fees in excess of four percent (4.0%) of all rent received from the operation of the Property;
(xv)salaries of employees above the grade of building superintendent or building manager, and the portion of employee expenses for employees whose time is not spent directly and solely in the operation of the Building;

(xvi)Landlord’s general corporate overhead and administrative expenses including travel of ownership to the Building or any tenant appreciation events or gifts;
(xvii)expenses incurred by Landlord in order for the Building and Property to comply with all present laws, ordinances, requirements, orders, directives, rules, and regulations of federal, state, county, and city governments and of all other governmental authorities having or claiming jurisdiction over the Building, including without limitation the Americans with Disabilities Act of 1990 (as amended), the Federal Occupational Safety and Health Act of 1970 (as amended), the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (as amended), and any of said laws, rules, and regulations relating to environmental, health, or safety matters;
(xviii)replacement reserves;
(xix)except as contemplated by subsection (xiv) above, fees paid by Landlord or affiliates of Landlord to the extent that such fees exceed the customary amount charged for the services provided;
(xx)Common Area Expenses incurred by Landlord relative to retail stores, hotels, and any specialty services in the Building which are not conducted by Tenant;
(xxi)Landlord’s cost of electricity and other services that are sold to tenants or for which Landlord is entitled to be reimbursed by tenants or other parties (other than as a reimbursement of Common Area Expenses);
(xxii)all costs incurred by Landlord for alterations, repairs, and replacements which have a useful life of more than one (1) year but such costs may be amortized over the useful life of such replacement and such amortization shall be included as a Common Area Expense;
(xxiii)all costs incurred due to violation by Landlord or any tenant, other than Tenant, of the terms and conditions of any lease;
(xxiv)costs and expenses due to termination or under-funding of any plan under ERISA or any other law or regulation governing employee pension plans or other benefits;

(xxv)HVAC modifications and replacement obligations necessary to comply with any Clean Air Act requirements, including ASHRAE standards, for the following but not limited to: maintenance, fresh air, chlorofluorocarbons (CFCs), and hydro chlorofluorocarbons (HCFCs);
(xxvi)cost of sculptures, paintings, and other objects of art;
(xxvii)cost of gifts arising from Landlord’s charitable or political contributions;
(xxviii)travel and entertainment costs;
(xxix)late fees assessed for Landlord’s failure to timely make any payment except to the extent Tenant did not timely reimburse Landlord for Tenant’s Proportionate Share of Common Area Expenses to the extent required by this Lease;
(xxx)costs associated with the removal of substances considered to be detrimental to the environment or the health of occupants of the Building (other than costs for substances brought onto the Leased Premises by Tenant);
(xxxi)allowances specified in Exhibit “C” for expenses incurred by Landlord for improvements to the Leased Premises;
(xxxii)the excess cost of any work or service performed for or facilities furnished to any tenant to a substantially greater extent or in a manner materially more favorable to such tenant than that performed for or furnished to Tenant hereunder, but only to the extent of such more favorable services;
(xxxiii) sums which constitute insured repairs or other work necessitated by fire or other casualty (other than the deductible for such insurance);
(xxxiv) expenditures paid to a related corporation, entity or persons which are in excess of the amount which would be paid in an arm’s-length transaction;
(xxxv)expenditures resulting from the relocation or moving of tenants in the Building to another location; and
(xxxvi) Controllable Common Area Expenses to the extent such Controllable Common Area Expenses are increased by more than four percent (4%) over the Common Area Expenses incurred in the prior year.

(f)“Common Areas” is defined in Section 20.1.
(g)“Controllable Common Area Expenses” shall mean all Common Area Expenses that are within the reasonable control and influence of Landlord by use of commercially reasonable, good faith efforts, but shall not include taxes, insurance, utilities and snow removal.
(h)“Estimated Costs” shall mean Landlord’s estimate of Tenant’s Proportionate Share of the Actual Operating Expense Increase for a particular calendar year.
(i)“Tenant’s Proportionate Share” shall mean the percentage derived from the fraction, the numerator of which is the Rentable Square Footage of the Leased Premises, the denominator of which is the Rentable Square Footage of the Building. In this Lease, Tenant’s Proportionate Share is 100%
4.2Payment of Additional Rent. Additional Rent shall be paid as follows:
(a)Prior to the beginning of a calendar year following the Base Year, Landlord shall deliver to Tenant a statement showing the Estimated Costs for such calendar year. If Landlord fails to deliver such statement prior to January 1 of the applicable year, until the delivery of such statement, tenant’s Estimated Costs shall be deemed to be the same amount of the Estimated Costs for the prior year; provided, however, if Landlord subsequently furnishes to Tenant a statement of such Estimated Costs, to the extent such Estimated Costs are greater than or less than the Estimated Costs paid on a year to date basis, Tenant shall either receive a credit or make a payment, in the amount of such difference on the next date on which Tenant makes a Basic Annual Rent payment hereunder.
(b)Concurrent with each monthly payment of Basic Annual Rent due pursuant to Section 3.1 above, Tenant shall pay to Landlord, without offset or deduction, one-twelfth (1/12th) of the Estimated Costs, plus all other amounts due and owing by Tenant under this Lease which are not included as part of Estimated Costs (e.g., late payment charges).
(c)Notwithstanding anything in this Lease to the contrary, in the event the insurance maintained by Landlord is increased as a result of Domestic Animals (defined below) brought onto the Property by Tenant, or Tenants operation of a child care facility within the Leased Premises, Tenant shall be responsible for the amount of the increase in Landlord’s insurance as a result of such activities, and such amounts shall not be included in, but shall be paid in addition to, Tenant’s Proportionate Share of the Actual Operating

Expense Increase and which amounts shall be payable at the times provided in Sections 4.2(a) and (b) above.
4.3Report of Common Area Expenses and Statement of Estimated Costs. Within one hundred twenty (120) days after each calendar year occurring during the Term, Landlord shall furnish Tenant with a written reconciliation statement (the “Landlord’s Statement”) comparing the Actual Common Area Expense Increase payable during the previous calendar year against the amounts actually paid by Tenant during the previous calendar year pursuant to Section 4.2 above. If the annual reconciliation statement of costs indicates that the Estimated Costs paid by Tenant for any year exceeded the Actual Common Area Expense Increase, Landlord, at its election, shall either (a) within thirty (30) days of Tenant’s receipt of such reconciliation statement, pay the amount of such excess to Tenant, or (b) apply such excess against the next installment of Basic Annual Rental or Additional Rent due hereunder. If the annual reconciliation statement of costs indicates that Estimated Costs paid by Tenant for any year are less than the actual amounts of Actual Common Area Expense Increased Cost for such calendar year, Tenant shall pay to Landlord any such deficiency within thirty (30) days of Tenant’s receipt of such reconciliation statement.
4.4Audit Rights. Every statement given by Landlord pursuant to Section 4.3 shall be conclusive and binding upon Tenant unless within 120 days after the receipt of such statement Tenant shall notify Landlord that it disputes the correctness thereof. During the period of 120 days after receipt of Landlord’s Statement, Tenant’s advisor (which must be a real estate professional who is in the business of reviewing reconciliation statements on behalf of third party tenants) or certified public accountant which, in either case, is not compensated on a contingency basis may, for the purpose of verifying the Common Area Expenses, inspect the records of the material reflected in Landlord’s Statement, including such materials and statements for previous years, as applicable, at a reasonable time mutually-agreeable to Landlord and Tenant. Such material shall include but not be limited to the general ledger of the Common Area Expenses on a line item basis. The audit shall be concluded within thirty (30) days of the commencement of such audit and Tenant shall provide Landlord with the results of such audit within sixty (60) days of the conclusion of such audit. The parties recognize the confidential nature of Landlord’s books and records and hence agree that before Landlord shall afford Tenant’s advisor or its certified public accountant reasonable access to Landlord’s books and records, including the copying of said material in order to complete a thorough analysis of the expenses, Tenant and its advisor or certified public accountant shall enter into a confidentiality agreement in form and substance reasonably satisfactory to Landlord, whereby Tenant and its advisor or certified public accountant shall agree, as a condition precedent to their review of such books and records, not to disclose any of the information disclosed in connection with such review to any third party (subject to standard nondisclosure exceptions, including without limitation, disclosures ordered by a court or otherwise required to comply with applicable law). Failure of Tenant to challenge any item in Landlord’s Statement within one hundred twenty (120) days after Tenant’s receipt of Landlord’s Statement shall be construed as a waiver of Tenant’s right to challenge such item for such year and such determination shall be conclusive for both Landlord and Tenant. In the event Tenant’s audit of Landlord’s Statement discloses discrepancies, Tenant shall disclose the results of such audit to Landlord. Landlord shall have a period of thirty (30) days to review Tenant’s audit reports and determine if Landlord disputes such reports. If Landlord disputes the results of Tenant’s audit reports, Landlord shall give written notice of such disputes within such thirty (30) day period. Landlord and Tenant shall work in good faith to resolve any disagreements resulting from Tenant’s audit, If Landlord and Tenant cannot resolve such disputes within thirty (30) days of the date Landlord gives notice to Tenant of Landlord’s dispute, either party may refer the decision of the issues raised, if any, to a reputable, nationally-recognized independent firm of certified public accountants (or other organization whose core competency is deemed to be within this specialty area) selected by Tenant and reasonably approved by Landlord. The selected firm shall be deemed to be acting as an expert and not as an arbitrator, and a determination signed by the selected expert shall be final and binding on both Landlord and Tenant, Landlord shall afford such accountants/specialists reasonable access to Landlord’s books and records to the extent such accountants/specialists deem necessary in order to reach their decision. In connection therewith, Tenant and such accountants/specialists shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties shall agree not to disclose any of the information disclosed in connection with such review to any third party (subject to standard nondisclosure exceptions, including without limitation, disclosures ordered by a court or otherwise required to comply with applicable law). Notwithstanding the foregoing, in the event such certified public accountant/specialists shall determine that Landlord’s Statement for the subject year or any previous years, if applicable, has overcharged Tenant for Common Area Expenses (and such determination is not successfully challenged by Landlord), then Landlord shall refund or credit to Tenant the amount of the overcharge. If such audit shall determine that Landlord has overstated actual Common Area Expenses by more than five percent (5%), Landlord shall, in addition, reimburse Tenant for the reasonable out-of-pocket expenses incurred by Tenant in connection with such audit (including the out of pocket costs of retaining its advisor) and, if applicable, expert review. If such audit and, if applicable, expert review, shall determine that (1) Landlord has not overstated actual Common Area Expenses, or (2) has overstated actual Common Area Expenses by less than five percent (5%) then, Tenant shall pay the costs of such audit (including the out of pocket costs of retaining its advisor) and, if applicable, the expert review.
4.5Limitations. Nothing contained in this Part IV shall be construed at any time so as to reduce the monthly installments of Basic Annual Rent payable hereunder below the amount set forth in Section 3.1 of this Lease.
V.SECURITY DEPOSIT
5.1Deposit. Tenant has deposited with Landlord the sum of Two Hundred Sixty Eight Thousand and no/100 Dollars ($268,000) as security for the performance by Tenant of all of the terms, covenants, and conditions required to be performed hereunder. If Tenant has performed all such terms, covenants, and conditions of this Lease, such sum shall be returned to Tenant within thirty (30) days after the expiration of the Term of this Lease and delivery of possession of the Leased Premises to Landlord. Prior to the time that Tenant is entitled to any return of the security deposit, Landlord may intermingle such deposit with its own funds and use such sum for such purposes as Landlord may determine. Tenant shall not be entitled to any interest on the security deposit.
5.2Application of Security Deposit. In the event of default by Tenant in respect to any of its obligations under this Lease, including, but not limited to, the payment of Basic Annual Rent or Additional Rent, Landlord may use, apply, or retain all or any part of the security deposit for the satisfaction of any unpaid Basic Annual Rent or Additional Rent. Landlord may apply the security deposit to any expenses incurred by reason of the default of Tenant, including any damages or deficiency in the reletting of the Leased Premises, regardless of whether the accrual of such damages or deficiency occurs before or after an eviction or a portion of the security deposit is so used or applied. Tenant shall, upon five (5) days written demand, deposit cash with landlord in an amount sufficient to restore the security deposit to its original amount.
VI.USE
6.1Use of Leased Premises.
(a)The Leased Premises shall be used and occupied by Tenant for general office purposes consistent with a Class “A” office building, including, but not limited to, software research and development, recruiting, a call center, a child-care facility solely for dependents of Tenant’s employees and their spouses, partners and significant others and solely as ancillary to the office uses, and any uses ancillary or incidental to the foregoing, and for no other purpose whatsoever without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed,

(b)So long as Tenant is leasing the entire Building, Tenant’s employees will have the right to bring licensed, housetrained and domestic dogs, cats and birds (the “Domestic Animals”) into the Leased Premises at any time. All such Domestic Animals shall be kept on a leash or confined to such employees work space. Tenant shall require each of its employees to promptly clean up and dispose of all urine and feces from such Domestic Animals. Such Domestic Animals shall be kept reasonably quiet and shall not permitted to be tethered to any structure, improvement or landscaping located outside of the Building. Tenant shall be responsible, at its sole cost and expense, for any damage or injury to person or property caused by the presence of such Domestic Animals, Without limiting the generality of the foregoing, Tenant shall protect, defend, indemnify and hold harmless Landlord and its affiliates against and from any and all claims, demands, actions, losses, damages, orders, judgments, and any and all costs and expenses (including, without limitation, attorneys’ fees and costs of litigation), resulting from or incurred by Landlord or any affiliate of Landlord on account of any Domestic Animals, including, without limitation, any claims resulting from a bite or attack from such Domestic Animals. In addition, in the event Landlord’s insurance is increased as a result of the presence of such Domestic Animals, such increase shall be paid directly by Tenant (and such increase shall not be included as part of Common Area Expense).
6.2Prohibition of Certain Activities or Uses. Tenant shall not do or permit anything to be done in or about, or bring or keep anything in, the Leased Premises or the Property which is prohibited by this Lease or will, in any way or to any extent:
(a)adversely affect any fire, liability, or other insurance policy carried with respect to the Building, the Improvements, the Common Areas, the Property, or any of the contents of the foregoing (except with Landlord’s express written permission, which will not be unreasonably withheld, but which maybe contingent upon Tenant’s agreement to bear any additional costs, expenses or liability for risk that may be involved);
(b)materially obstruct, interfere with any right of, or injure any other tenant or occupant of the Building, the Common Areas, the Improvements, or the Property;
(c)conflict with or violate any law, statute, ordinance, rule, regulation or requirement of any governmental unit, agency, or authority (whether existing or enacted in the future, known or unknown, foreseen or unforeseen);
(d)adversely overload the floors or otherwise damage the structural soundness of the Leased Premises or the Building, or any part thereof (except with Landlord’s express written permission, which will not be unreasonably withheld, but which may be contingent upon Tenant’s agreement to bear any additional costs, expenses, or liability for risk that may be involved); or
(e)take any action which causes a violation of any restrictive covenants or any other instrument of record applying to the Property, provided such records have been provided to Tenant.
6.3Affirmative Obligations with Respect to Use.
(a)Except with respect to Landlord’s obligations hereunder, Tenant will (i) comply with all governmental laws, ordinances, regulations, and requirements, now in force or which hereafter may be in force, of any lawful governmental body or authorities having jurisdiction over the Leased Premises; (ii) keep the Leased Premises and every part thereof in a clean, neat, and orderly condition, free of objectionable noise, odors, or nuisances; (iii) in all respects and at all times fully comply with all health and policy regulations; and (iv) not suffer, permit, or commit any waste. Without limiting the generality of the foregoing, Tenant shall be solely responsible for obtaining and maintaining all permits and licensing requirements required to maintain a day-care facility.
(b)Except with respect to Landlord’s obligations hereunder, at all times during the Term hereof, Tenant shall, at Tenant’s sole cost and expense, comply with all statutes, ordinances, laws, orders, rules, regulations, and requirements of all applicable federal, state, county, municipal and other agencies or authorities, now in effect or which may hereafter become effective, which shall impose any duty upon Landlord or Tenant with respect to the use, occupation or alterations of the Leased Premises, including the presences of animals within the Leased Premises (including, without limitation, all applicable requirements of the Americans with Disabilities Act of 1990 and all other applicable laws relating to persons with disabilities, and all rules and regulations which may be promulgated thereunder from time to time and whether relating to barrier removal, providing auxiliary aids and services or otherwise (the “ADA”)) and upon request of Landlord shall deliver evidence thereof to Landlord. Notwithstanding the foregoing, Tenant shall only be obligated to comply with laws which require improvements, modifications or alterations to the Leased Premises if and to the extent such compliance obligation is implicated by Tenant’s specific or unique use of the Leased Premises (including the use of the Leased Premises as a child care facility) or alterations or additions made to the Leased Premises by Tenant, and not such laws as are applicable to all users of office space. Except where the obligation to comply with applicable law is Tenant’s obligation hereunder, Landlord shall be responsible for compliance with all laws applicable to the Leased Premises, the Building, the Common Areas and the Property.

6.4Suitability. Tenant acknowledges that except as expressly set forth in this Lease, neither Landlord nor any other person has made any representation or warranty with respect to the Leased Premises or any other portion of the Building, the Common Areas, or the Improvements and that no representation has been made or relied upon with respect to the suitability of the Leased Premises or any other portion of the Building, the Common Areas, or Improvements for the conduct of Tenant’s business. Except as expressly provided herein, the Leased Premises, Building, and Improvements (and each and every part thereof) shall be deemed to be in satisfactory condition unless, within one hundred twenty (120) days after the Commencement Date, Tenant shall give Landlord written notice specifying, in reasonable detail, the respects in which the Leased Premises, Building, or Improvements are not in satisfactory condition.
6.5Taxes. Tenant shall pay all taxes, assessments, charges, and fees which during the Term hereof may be imposed, assessed, or levied by any governmental or public authority against or upon Tenant’s use of the Leased Premises or any personal property or fixture kept or installed therein by Tenant and on the value of leasehold improvements to the extent that the same exceeds Building allowances.
6.6Landlord’s Representations and Warranties. Notwithstanding anything in this Lease to the contrary, Landlord represents that, to its knowledge, upon occupancy, the Building will be in compliance with the requirements of the ADA, Landlord further represents that, to its knowledge, the Building is in compliance with all (a) judicial decisions, orders, injunctions, writs, statutes, rulings, rules, regulations, promulgations, directives, permits, certificates or ordinances of any governmental authority in any way applicable to Tenant or the Building, including but not limited to the Rules and Regulations, zoning, environmental and utility conservation matters, (b) requirements imposed on Landlord by any Landlord’s mortgagee, (c) insurance requirements, and (d) other documents, instruments or agreements relating to the Building or to which the Building may be bound or encumbered. In addition, Landlord hereby covenants and agrees that for a period of one (1 year after the Commencement Date (the “Warranty Period”), the Building systems (“Systems”) shall be in good working order and condition. At any time prior to the expiration of the Warranty Period, Tenant shall have the right to notify Landlord, in writing (a “Systems Notice”), of any deficiencies in the Systems, which deficiencies shall be promptly repaired or replaced by Landlord, at Landlord’s sole cost and expense; provided, however, that if any such deficiencies are as a result of the negligence or misconduct of Tenant or any Tenant Parties or the misuse of the Leased Premises or the Property by Tenant or the Tenant Parties, Tenant shall reimburse Landlord for all reasonable costs incurred by Landlord to remedy such deficiencies upon demand as Additional Rent From and after the expiration of the Warranty Period, repairs and replacements to the Systems shall be governed by Section 4.1 (except for any repairs that are necessary as set forth in a Systems Notice delivered to Landlord prior to the expiration of the Warranty Period).
VII.UTILITIES AND SERVICE
7.1Obligations of Landlord. During the Term, Landlord agrees to cause to be furnished to the Leased Premises at all times the following utilities and services, the cost and expense of which shall be included in Common Area Expenses except to the extent any such utilities are separately metered or sub-metered and billed directly to Tenant as permitted hereunder:
(a)Electricity, water, gas and sewer service. The electrical service shall provide 3.5 watts per Rentable Square Foot of space within the Leased Premises for Tenant’s anticipated use.
(b)Telephone and data connection, but not including telephone stations or telephone or data equipment (it being expressly understood and agreed that Tenant shall be responsible for the ordering and installation of telephone lines and telephone and data equipment which pertain to the Leased Premises).
(c)Heat and air-conditioning’ necessary to maintain the Leased Premises between 69 degrees Fahrenheit to 75 degrees Fahrenheit subject however to any limitations imposed by any government agency. The parties agree and understand that the above heat and air-conditioning will be provided Monday through Friday from 7:00 a.m. to 7:00 p.m. and Saturday from 9:00 a.m. to 1:00 p.m. (excluding New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day) (“Normal Business Hours”). Fresh air levels shall be maintained in accordance with ASHRAE 62-2010 standards (ventilation for acceptable indoor air quality). The Landlord shall also provide adequate thermal environmental comfort and air velocity limits in accordance with ASHRAE-55-2010 standards.
(d)Janitorial service in accordance with Exhibit “H”.
(e)A card-access security system (“Building Card-Access Security System”) with card readers at all exterior Building entries and exits, all elevators, and all fire stairway entries and exits. Landlord shall furnish Tenant, at Landlord’s expense, with up to six (6) access cards per 1,000 Rentable Square Feet in the Leased Premises, and at Tenant’s expense with such additional keys and access cards as Tenant may request, to unlock or allow access to the Building and each corridor door entering the Leased Premises, Landlord will provide Tenant with access to the Building Card-Access Security

System to modify access cards for Tenant’s employees (but not Landlord’s access cards). Upon the expiration or termination of the Term, Tenant shall surrender all such keys and access cards to Landlord. In the event Tenant fails to return all access cards, or in the event Tenant requires a replacement access cards, Tenant shall pay an amount equal to $10.00 for each access card not returned to Landlord or replaced by Landlord.
(f)Exterior security lighting around the Building and in the parking areas, consistent with other Class A Office Building in the Utah County Metropolitan area.
(g)Snow removal service.
(h)Landscaping and grounds keeping service.
(i)Access to the Leased Premises, including elevator service twenty-four (24) hours a day.
7.2Tenant’s Obligations. Tenant shall arrange for and shall pay the entire cost and expense of all telephone stations, telephone and data equipment and use charges, any above-standard electric light bulbs and all other materials and services not expressly required to be provided and paid for pursuant to the provisions of Section 7.1 above. In connection with Tenant’s rights hereunder, Tenant shall have the exclusive right, free of charge, to (i) use all existing electronic, fiber, phone and data cabling and related equipment in the Building; (ii) use all risers, chase ways, pathways, and spaces within the Building (“Pathways”) and to (iii) install, maintain, repair, replace, or remove communications or computer wires and cables which service the Leased Premises (“Lines”), all as necessary to connect Tenant’s telecommunications, data and cable networks/services to the telecommunications, data and cable networks/services found within the Building or to Tenant’s telecommunications, data and cable networks/services providers, provided, Tenant’s use of any Lines or Pathway shall not materially and adversely impact, alter, affect, prohibit, or interfere with the operations and performance of the Building. If Tenant wishes to contract with or obtain service from any provider which does not currently serve the Building and such proposed additional provider requires the installation of additional equipment or infrastructure such provider must, prior to providing service, enter into a commercially reasonable written agreement with Landlord setting forth the terms and conditions of the access to be granted to such provider, which shall be acceptable to Landlord in its reasonable discretion. Landlord shall not be obligated for any additional costs or liabilities in connection with the installation or delivery of telecommunication services or facilities at the Property beyond what was originally provided under the Work Letter. All installations within the Lines and Pathways shall be subject to Landlord’s prior approval, not to be unreasonably withheld, conditioned, or delayed, and such installation shall be performed in accordance with Section 8.3. Tenant agrees that Landlord may accompany Tenant and its telecommunications and media service providers in connection with any work being performed on the common Lines and Pathways in order to monitor and inspect such work and to assure compliance with the Lease.
7.3Additional Limitations.
(a)Tenant will not, without the written consent of Landlord, which shall not be unreasonably withheld, use any apparatus or device in the Leased Premises (including but without limitation thereto, electronic data processing machines, servers or supplemental heating or cooling systems) which will in any way or to any extent increase the amount of electricity or water usually furnished or supplied for use on the Leased Premises for the use designated in Section 6.1 above, nor connect with either electrical current (except through existing electrical outlets in the Leased Premises), water pipes, or any apparatus or device, for the purposes of using electric current or water. Without limiting the generality of the foregoing, any uses for utilities which are in excess of normal operating uses for offices, including, without limitation, those relating to supplemental heating or cooling requirements, may, at Landlord’s option, be sub-metered and billed separately to Tenant and shall not be included as part of Common Area Expenses.
(b)If Tenant shall require water or electric current in excess of that usually furnished or supplied for use of the Leased Premises and such excess requires supplemental heating or cooling systems, or for purposes other than those designated in Section 6.1 above, Tenant shall first procure the consent of Landlord for the use thereof, which consent Landlord shall not be unreasonably withheld, conditioned or delayed. Landlord may cause a water meter, gas meter or electric current meter to be installed in the Leased Premises, so as to measure the amount of water, gas and/or electric current consumed for any such use. Tenant shall pay for the cost of such meters and of installation maintenance and repair thereof. Tenant agrees to pay Landlord promptly upon demand for all such water and electric current consumed as shown by said meters at the rates charged for such service either by the city or county in which the Building is located or by the local public utility, as the case may be, furnishing the same together with any additional expense incurred in keeping account of the water and electric current so consumed.
(c)If and where heat generating machines are used in the Leased Premises which affect the temperature otherwise maintained by the air conditioning system, Landlord reserves the right to install additional or supplementary air conditioning units for the Leased Premises. The entire cost of installing, operating, maintaining and repairing the same shall be paid by Tenant to Landlord upon demand,
(d)In the event that Tenant requires the use of ventilation/air conditioning before or after Normal Business Hours, the costs and expenses incurred in connection with such ventilation/air conditioning by Tenant during such after-hours use shall be billed to Tenant at a rate of $25.00 per floor per hour of use, and such costs shall be excluded from Common Area Expenses but payable in addition to Common Area Expenses payable by Tenant, if any. Notwithstanding the foregoing, Tenant may designate a zone on a floor not to exceed 7,500 Usable Square Feet for use by Tenant’s development team, which zone shall be separately metered (the “Development Team Zone”), Tenant shall only be charged for after-hours rates in the Development Team Zone if such after-hours on a particular day exceeds four (4) hours of after-hours use.
7.4Limitation on Landlord’s Liability. Except as set forth in this Section 7.4, Landlord shall not be liable for any failure to provide or furnish any of the foregoing utilities or services if such failure was reasonably beyond the control of Landlord and Tenant shall not be entitled to terminate this Lease or to effectuate any abatement or reduction of rent by reason of any such failure. If utilities and services are interrupted for more than three (3) consecutive calendar days as a result of Landlord’s acts or omissions (other than a sublessee or assignee of Tenant), and not a result of Tenant’s or its employees, agents, contractors, subtenants or invitees acts or omissions, then Tenant shall have the right to cease payment of Basic Annual Rent and Tenant’s Proportionate Share of the Common Area Expenses beginning with the day of interruption pro-rated until such service is reinstated. If such interruption shall continue for sixty (60) consecutive days, Tenant shall have the right, in its sole discretion and in addition to any other remedies available to Tenant, to terminate this Lease by delivering written notice to Landlord at any time prior to the date such utilities are restored. In no event shall Landlord be liable for loss or injury to persons or property, however, arising or occurring in connection with or attributable to any failure to furnish such utilities or services even if within the control of Landlord, provided, however that Landlord shall use reasonable diligence to promptly restore the same.
VIII.MAINTENANCE AND REPAIRS; ALTERATIONS; ACCESS
8.1Maintenance and Repairs by Landlord. Landlord shall maintain in good order, condition, and repair the Building, the Common Areas, and the Improvements except the Leased Premises. Such maintenance and repair obligations shall include, but shall not be limited to, maintaining and making necessary foundational, roof and structural repairs and repairs to plumbing, sewer, septic, electrical, mechanical and heating, ventilation or air conditioning equipment servicing the Leased Premises. If Landlord is required to repair or replace any damage to the Building, the Common Areas, the Improvements or the Leased Premises occasioned by the willful misconduct or negligent acts of Tenant or the Tenant Related Parties (as defined in Section 10.1 below), Landlord shall replace or repair such damage at Tenant’s sole cost and expense, provided if the damage is in excess of $100,000 and is covered by Landlord’s insurance, and provided Tenant is not in default beyond all applicable notice and cure periods under its Lease, Landlord agrees to submit such claim on such insurance.
8.2Maintenance and Repairs by Tenant. Tenant, at Tenant’s sole cost and expense and without prior demand being made, shall maintain the Leased Premises in good order, condition and repair, and will be responsible for the painting, carpeting, or other interior design work of the Leased Premises beyond the initial construction phase as specified in Section 2.3 and Exhibit “C” of this Lease and shall maintain all equipment and fixtures installed by Tenant. Tenant shall in a good and Workmanlike manner repair or replace any damage to the Leased Premises occasioned by the willful misconduct or negligent acts of Tenant or the Tenant Related Parties.
8.3Alterations. Except as set forth on Exhibit “C” attached hereto, Tenant shall not without first obtaining Landlord’s written approval: (a) make or cause to be made any permanent alterations, additions, or improvements to the Leased Premises (collectively, “Alterations”) (b) install or cause to be installed any fixtures, signs, floor coverings, interior or exterior lighting, plumbing fixtures, shades or awnings; or (c) make any other Alterations to the Leased Premises without first obtaining Landlord’s written approval. The foregoing notwithstanding, if the proposed Alterations are, in Landlord’s judgment, likely to affect the structure of the Building or the electrical, plumbing, life safety or HVAC systems or otherwise adversely impacts the value of the Building, such consent may be withheld at the sale and absolute discretion of Landlord; except for the foregoing, Landlord’s approval shall not be unreasonably withheld. Tenant shall present to Landlord plans and specifications for all Alterations at the time approval is sought. In the event Landlord consents to the making of any Alterations to the Leased Premises by Tenant, the same shall be made by Tenant at Tenant’s sole cost and expense. All such work shall be done only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld. All such work with respect to any Alterations shall be done lien free and in a good and workmanlike manner and diligently prosecuted to completion such that, except as absolutely necessary during the course of such work, the Leased Premises shall at all times be a complete operating unit. In performing such work, Tenant shall at all times comply with all provisions of this Lease, including, without limitation, Section 14.2 of this Lease. Any such Alterations shall be performed and done strictly in accordance with all laws and ordinances relating thereto and in compliance with all matters of record. In performing the work or any such Alterations Tenant shall have the same performed in such a manner as not to obstruct access to any portion of the Building. Any Alterations to or of the Leased Premises, including, but not limited to, wallcovering, paneling, and built-in cabinet work, but excepting movable furniture and equipment, shall, if elected by Landlord at the time of consent, become a part of the realty and shall be surrendered with the Leased Premises, unless Landlord otherwise elects at the time permission is granted to Tenant to install such items. Notwithstanding anything herein to the contrary, with respect to any non-structural alteration which (i) does not affect any Building system or any portion of the Building outside the Leased Premises and (ii) does not cost more than $25,000 in the aggregate in a twelve (12) month period, the consent of Landlord will not be required, provided Landlord receives at least 10 days advance notice thereof.
8.4Landlord’s Access to Leased Premises. Landlord shall have the right to place, maintain, and repair all utility equipment of any kind in, upon, and under the Leased Premises as may be necessary for the servicing of the Leased Premises and other portions of the Building. Upon providing at least 48 hours’ prior notice to Tenant, except in the event of an emergency in which case no notice shall be required, Landlord shall also have the right to enter the Leased Premises at all times to inspect or to exhibit the same to prospective purchasers and mortgagees, and to make such repairs, additions, alterations, or improvements as Landlord may deem desirable. Landlord shall be allowed to take all material upon said Leased Premises that may be required therefor without the same constituting an actual or constructive eviction of Tenant in whole or in part, the rents reserved herein shall in no wise abate while said work is in progress by reason of loss or interruption of Tenant’s business or otherwise, and Tenant shall have no claim for damages. During the six (6) month period prior to expiration of this Lease or of any renewal term, Landlord may exhibit the Leased Premises to prospective tenants or lessees and may place upon the Leased Premises reasonable “For Lease” or “For Sale” signs which Tenant shall permit to remain thereon. In connection with any of the foregoing activities of Landlord, Landlord shall use commercially reasonable efforts while conducting such activities to minimize any interference with Tenant’s use of that eased Premises.
IX.ASSIGNMENT
9.1Definitions. As used in this Lease:
(a)“Pledge” means to pledge, encumber, mortgage, assign (whether as collateral or absolutely) or otherwise grant a lien or security interest in this Lease or any portion of the Leased Premises as security for, or to otherwise assure, performance of any obligation of Tenant or any other person,
(b)“Sublease” means to lease or enter into any other form of agreement with any other person, whether written or oral, which allows that person or any other person to occupy or possess any part of the Leased Premises for any period of time or for any purpose.
(c)“Transfer” means to sell, assign, transfer, exchange or otherwise dispose of or alienate any interest of Tenant in this Lease, whether voluntary or involuntary or by operation of law including, without limitation: (i) any such Transfer by death, incompetency, foreclosure sale, deed in lieu of foreclosure, levy or attachment; (ii) if Tenant is not a human being, any direct or indirect Transfer of fifty percent (50%) or more of any one of the voting, capital or profits interests in Tenant; and (iii) if Tenant is not a human being, any Transfer of this Lease from Tenant by merger, consolidation, transfer of assets, or liquidation or any similar transaction under any law pertaining to corporations, partnerships, limited liability companies or other forms of organizations.
9.2Transfers, Subleases and Pledges Prohibited. Except with the prior written consent of Landlord in each instance, which shall not be unreasonably withheld conditioned or delayed, and except as permitted in Section 9.5, Tenant shall not Transfer or Pledge this Lease, or Sublease or Pledge all or any part of the Leased Premises, excluding Tenant’s personal property. Consent of Landlord to any of the actions described in the previous sentence shall be deemed granted and delivered only if obtained strictly in accordance with and pursuant to the procedure set forth in Section 9.3 of this Lease and is memorialized in a writing signed by Landlord that refers on its face to Section 9.3 of this Lease. Any other purported Transfer, Sublease or Pledge shall be null and void, and shall constitute a default under this Lease which, if not cured within ten (10) days by Tenant, at the option and election of Landlord exercisable in writing at its sole discretion, shall result in the immediate termination of this Lease; provided, if Landlord does not terminate this Lease, it may exercise any other remedies available to it under this Lease or at law or equity. Consent by Landlord to any Transfer, Sublease or Pledge shall not operate as a waiver of the necessity for consent to any subsequent Transfer, Sublease or Pledge, and the terms of Landlord’s written consent shall be binding upon any person holding by, under, or through Tenant. Except as provided in Section 9.5, Landlord’s consent to a Transfer, Sublease or Pledge shall not relieve Tenant from any of its obligations under this Lease, all of which shall continue in full force and effect notwithstanding any assumption or agreement of the person to whom the Transfer, Sublease or Pledge pertains.

9.3Consent of Landlord Required:
(a)If Tenant proposes to make any Transfer, Sublease or Pledge it shall promptly notify Landlord in writing of the details of the proposed Transfer, Sublease or Pledge, and shall also promptly furnish to Landlord sufficient written information and documentation reasonably required by Landlord to allow Landlord to assess the business to be conducted in the Leased Premises by the person to whom the Transfer, Sublease or Pledge is proposed to be made, the financial condition of such person and the nature of the transaction in which the Transfer, Sublease or Pledge is to occur, provided, that it shall be deemed unreasonable for Landlord to require more than three (3) years of financial information. If Landlord determines that the information furnished does not provide sufficient information, Landlord may demand that Tenant provide such additional information as Landlord may require in order to evaluate the proposed Transfer, Assignment or Pledge. In the event Landlord fails to disapprove of such Transfer, Sublease or Pledge within twenty (20) days of Landlord’s receipt of the information required by this Section 9.3(a), Landlord shall be deemed to have approved of such Transfer, Sublease or Pledge. It shall be deemed reasonable for Landlord to withhold its consent to a Transfer or Sublease for any of the following reasons: (i) a proposed transferee has managerial skills, or an operational, business history or financial capacity inadequate with respect to the obligations under this Lease, as determined by Landlord in its reasonable discretion; and/or (ii) the character and reputation of the proposed transferee or sublessee is not reasonably satisfactory to Landlord; and/or (iii) the occupancy of the Leased Premises by the proposed transferee or sublessee would likely violate a provision of this Lease or any other lease or agreement in effect prior to the date of this Lease concerning the Building or the Property.
(b)Landlord shall have the absolute right to reject any proposed Transfer. Sublease or Pledge under any of the following circumstances:
(i)If, as a result of the Transfer, Sublease or Pledge, Landlord or the Leased Premises would be subject to compliance with any law, ordinance, regulation or similar governmental requirement to which Landlord or the Leased Premises were not previously subject, or as to which Landlord or the Leased Premises has a variance, exemption or similar right not to comply including, without limitation, that certain act commonly known as the “Americans with Disabilities Act of 1990”, and any related rules or regulations, or similar state or local laws relating to persons with disabilities.

(ii)A Transfer, Sublease or Pledge to any other person which is the landlord or sublandlord under any leases or subleases for office space within a ten (10) mile radius of the Leased Premises.
(iii)A Transfer, Sublease or Pledge to any other person which is at that time has an enforceable lease for any other space in the Building or any prospective tenant with whom Landlord has, in the prior six (6) months entered into a letter of intent or responded to a request for proposal, and provided Landlord has space in the Building to accommodate such persons request.
(iv)A sublease of less than all of the Leased Premises where the configuration or location of the subleased premises might reasonably be determined by Landlord to have any adverse effect on the ability of Landlord to lease remainder of the Leased Premises if Landlord were to terminate this Lease but agree to be bound by the Sublease.
(v)The person to whom the Transfer, Sublease or Pledge is to be made will not agree in writing to be bound by the terms and conditions of this Lease; provided that this Lease shall not be enforceable against person to whom this Lease or Leased Premises is to be Pledged until after the foreclosure or other realization upon its lien or security interest.
(c)Except as set forth in Section 9.3(b), Landlord’s consent shall not be unreasonably withheld, provided that: (i) Tenant promptly provides to Landlord all information requested by Landlord pursuant to Section 9.3(a) and Landlord determines that such information is sufficient to allow Landlord to accurately evaluate the financial condition of the person to whom the Transfer, Sublease or Pledge is to be made; and (ii) Tenant and the person to whom the Transfer, Sublease or Pledge is to be made agree in writing to all of the rights of Landlord set forth in Section 9.4.
9.4Landlord’s Right in Event of Assignment or Sublease.
(a)If Landlord consents in writing to any Transfer or any Sublease, Landlord may collect rent and other charges and amounts due under this Lease from the person to whom the Transfer was made or under the sublease from any person who entered into the Sublease, and Landlord shall apply all such amounts collected to the rent and other charges to be paid by Tenant under this Lease. If Landlord consents in writing to any Pledge of this Lease or any portion of the Leased Premises, and the person to whom the Pledge was made forecloses or otherwise realizes upon any interest in this Lease or in any portion of the Leased Premises, Landlord may collect rent and other charges and amounts due under this Lease from such person, and Landlord shall apply the amount collected to the rent and other charges and amounts to be paid by Tenant under this Lease, Such collection, however, shall not constitute consent or waiver of the necessity of written consent to such Transfer, Sublease or Pledge, nor shall such collection constitute the recognition of such person or any other person as the “Tenant” under this Lease or constitute or result in a release of Tenant from the further performance of all of the covenants and obligations pursuant to this Lease, including the obligation to pay rent and other charges and other amounts due under this Lease. No Transfer, Sublease or Pledge, including a Permitted Transfer (defined below), shall constitute or result in a release of Tenant from the further performance of all of the covenants and obligations pursuant to this Lease, including the obligation to pay rent and other charges and other amounts due under this Lease, all of which Tenant shall continue to be liable for.
(b)In the event that any rent and additional consideration payable after a Transfer exceed the rents and additional consideration payable under this Lease, Landlord and Tenant shall share equally in the amount of any profits. In the event that the rents and additional consideration payable under a Sublease exceed the rents and other consideration payable under this Lease (prorated to the space being subleased pursuant to the Sublease), Landlord and Tenant shall share equally in the amount of any profits. For the purposes set forth in this Section 9.4(b), the term “profits” shall mean the gross revenue received from the assignee or sublessee during the sublease term or during the assignment less: (i) the gross revenue (exclusive of any such profits) paid to Landlord by Tenant during the period of the sublease term or during the assignment for the space covered by the sublease or assignment (“Sublease Space”); (ii) any improvement allowance or other out of pocket economic expense (space planning allowance, moving expenses, etc.) paid by Tenant to sublessee or assignee; (iii) any broker’s commission incurred by Tenant; (iv) reasonable out of pocket attorneys’ fees incurred by Tenant; (v) any lease takeover costs; and (vi) costs of advertising and marketing such Sublease Space.
(c)In the event that Tenant shall request that Landlord consent to a Transfer, Sublease or Pledge, Tenant and/or the person to whom the Transfer, Sublease or Pledge was made shall pay to Landlord reasonable legal fees and costs, not to exceed $2,500.00, incurred in connection with processing of documents necessary to effect the Transfer, Sublease or Pledge.
9.5Permitted Transfer or Sublease. Notwithstanding anything in this Lease to the contrary. Tenant shall have the right, without the prior consent of Landlord, to assign this Lease or sublet the whole or any part of the Leased Premises (a “Permitted Transfer”) to a corporation or entity (a “Related Entity”) which: (i) is Tenant’s parent organization, or (ii) is a wholly-owned subsidiary of Tenant or Tenant’s parent organization, or (iii) is an organization of which Tenant or Tenant’s parent owns in excess of fifty percent (50%) of the outstanding capital stock or has in excess of fifty percent (50%) ownership or control interest, or (iv) is the result of a consolidation, merger or reorganization with Tenant and/or Tenant’s parent organization, or (v) is the transferee of substantially all of Tenant’s assets; provided, in the case of a Transfer which is permitted pursuant to clauses (iv) and (v) above, immediately after such Transfer, the successor Tenant must have a Tangible Net Worth (defined below) that is not less than $50,000,000 and annual revenues which are not less than $50,000,000. As used in this Lease, “Tangible Net Worth” means the sum of all of Tenant’s assets, less liabilities and intangible assets, as determined by the use of generally accepted accounting principles.
In connection with a Transfer or Sublease permitted under this Section 9.5(b), Tenant shall (i) give Landlord fifteen (15) days prior written notice of such Transfer or Sublease, and (ii) deliver to Landlord copies of (x) an assignment and assumption of this Lease (in the case of a Transfer of the Lease), which shall be in form and substances satisfactory to Landlord in its reasonable discretion, and (y) the Sublease, which shall be subject and subordinate to this Lease.
Further, except in the case of any Permitted Transfer that is a Sublease, in the event of any Permitted Transfer under clauses (iv) and (v) of Section 9.5 above, Tenant shall be relieved of and released from all liability and obligations under this Lease accruing and/or arising from and after the effective date of such Permitted Transfer so long as immediately following such Permitted Transfer such transferee shall meet the financial requirements in Section 9.5 A release of Tenant from liability under this Lease, if any, shall be confirmed in a separate agreement signed by Landlord.
X.INDEMNITY AND HAZARDOUS MATERIALS
10.1Indemnity.
(a)Tenant’s Indemnity. Subject to the provisions of Section 11.5 below and to the fullest extent permitted by law, except to the extent caused by the gross negligence or willful misconduct of Landlord, Tenant shall protect, defend, indemnify and hold harmless Landlord and its affiliates against and from any and all claims, demands, actions, losses, damages, orders, judgments, and any and all costs and expenses (including, without limitation, attorneys’ fees and costs of litigation), resulting from or incurred by Landlord or any affiliate of Landlord on account of any of the following: (a) the use of the Leased Premises by Tenant or by its agents, contractors, employees, servants, invitees, licensees or concessionaires (the “Tenant Related Parties”), the conduct of its business or profession, or any other activity permitted or suffered by Tenant or the Tenant Related Parties within the Leased Premises; or (b) any breach by Tenant of this Lease. Tenant shall defend all suits brought upon such claims and pay all costs and expenses incidental thereto. Notwithstanding the foregoing, Landlord shall have the right, at its option and expense, to participate in the defense of any such suit without relieving Tenant of any obligation hereunder,
(b)Landlord’s Indemnity. Subject to the provisions of Section 11.5, below, and to the fullest extent permitted by law, Landlord shall protect, defend, indemnify and hold harmless Tenant and Tenant Related Parties against and from any and all claims, demands, actions, losses, damages, orders, judgments, and any and all costs and expenses (including, without limitation, attorneys’ fees and costs of litigation), resulting from or incurred by Tenant or any Tenant Related Parties on account of (a) the gross negligence or willful misconduct of Landlord or its agents, contractors, and employees (the “Landlord Related Parties”), or (b) any breach or default by Landlord in the performance of its obligations and covenants under this Lease. Landlord shall defend all suits brought upon such claims and pay all costs and expenses incidental thereto. Notwithstanding the foregoing, Tenant shall have the right, at its option and expense, to participate in the defense of any such suit without relieving Landlord of any obligation hereunder. Landlord shall have no obligation, duty or liability with respect to any Domestic Animals brought onto the Property by Tenant or its contractors, agents, invitees or employees.
10.2Notice. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Leased Premises or in the Building of which the Leased Premises are a part or of defects therein or in any fixtures or equipment.
10.3Environmental Indemnification.
(a)Tenant Indemnity, In addition to and without limiting the scope of any other indemnities provided under this Lease, Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord) and hold harmless Landlord from and against any and all demands, losses, costs, expenses, damages, bodily injury, wrongful death, property damage, claims, cross-claims, charges, action, lawsuits, liabilities, obligations, penalties, investigation costs, removal costs, response costs, remediation costs, natural resources damages, governmental administrative actions, and reasonable attorneys’ and consultants’ fees and expenses arising out of, directly or indirectly, in whole or in part, or relating to (i) the release of Hazardous Materials (as defined in Section 10.5 below) by Tenant or the Tenant Related Parties, (ii) the violation of any Hazardous Materials laws by Tenant or the Tenant Related Parties, or (iii) the use, storage, generation or disposal of Hazardous Materials in, on, about, or from the Property by Tenant or the Tenant Related

Parties (the items listed in clauses (i) through and including (iii) being referred to herein individually as a “Tenant Release” and collectively as the “Tenant Releases”), provided, however, that the foregoing shall not prohibit the storage, use or disposal of cleaning materials, ink, toner and other typical office supplies that are stored in reasonable quantities and are transported, stored, used and disposed of in accordance with applicable law.
(b)Landlords Indemnity. In addition to and without limiting the scope of any other indemnities provided under this Lease, Landlord shall indemnify, defend (with counsel reasonably acceptable to Tenant) and hold harmless Tenant from and against any and all demands, losses, costs, expenses, damages, bodily injury, wrongful death, property damage, claims, cross-claims, charges, action, lawsuits, liabilities, obligations, penalties, investigation costs, removal costs, response costs, remediation costs, natural resources damages, governmental administrative actions, and reasonable attorneys’ and consultants’ fees and expenses arising out of, directly or indirectly, in whole or in part, or relating to (i) the release of Hazardous Materials (as defined in Section 10.4, below) by Landlord or the Landlord Related Parties, (ii) the violation of any Hazardous Materials laws by Landlord or the Landlord Related Parties, or (iii) the use, storage, generation or disposal of Hazardous Materials in, on, about, or from the Property by Landlord or the Landlord Related Parties (the items listed in clauses (i) through and including (iii) being referred to herein individually as a “Landlord Release” and collectively as the “Landlord Releases”).
10.4Definition of Hazardous Materials. The term “Hazardous Materials” shall mean any substance:
(a)which is flammable, explosive, radioactive, toxic, corrosive, infectious, carcinogenic, mutagenic, or otherwise hazardous and which is or becomes regulated by any governmental authority, agency, department, commission, board or instrumentality of the United States, the state in which the Property is located or any political subdivision thereof;
(b)which contains asbestos, organic compounds known as polychlorinated biphenyls; chemicals known to cause cancer or reproductive toxicity or petroleum, including crude oil or any fraction thereof; or which is or becomes defined as a pollutant, contaminant, hazardous waste, hazardous substance, hazardous material or toxic substance under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901-6992k; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601-9657; the Hazardous Materials Transportation Authorization Act of 1994, 49 U.S.C. §§5101-5127; the Clean Water Act, 33 U.S.C. §§

1251-1387; the Clear Air Act, 42 U.S.C. §§ 7401-7671q; the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2692; the Safe Drinking Water Act, 42 U.S.C. §§ 300f to 300j-26; the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. §§ 11001-11050; and title 19, chapter 6 of the Utah Code, as any of the same have been or from time to time may be amended; and any similar federal, state and local laws, statutes, ordinances, codes, rules, regulations, orders or decrees relating to environmental conditions, industrial hygiene or Hazardous Materials on the Property, including all interpretations, policies, guidelines and/or directives of the various governmental authorities responsible for administering any of the foregoing, now in effect or hereafter adopted, published and/or promulgated;
(c)the presence of which on the Property requires investigation or remediation under any federal, state, or local statute, regulation, ordinance, order, action, policy, or common law; or
(d)the presence of which on the Property causes or threatens to cause a nuisance on the Property or to adjacent properties or poses a hazard to the health and safety of persons on or about the Property.
10.5Use of Hazardous Materials. Tenant shall not, and shall not permit any Tenant Related Parties to use, store, generate, release, or dispose of Hazardous Materials in, on, about, or from the Property except those typically used in an office building and otherwise in full compliance with all applicable laws. Landlord shall not, and shall not permit any Landlord Related Parties to use, store, generate, release, or dispose of Hazardous Materials in, on, about, or from the Property except those typically used in an office building and otherwise in full compliance with all applicable laws.
10.6Release of Hazardous Materials. If Tenant discovers that any spill, leak, or release of any quantity of any Hazardous Materials has occurred on, in or under the Property, Tenant shall promptly notify Landlord. In the event such release is a Tenant Release, Tenant shall (or shall cause others to) promptly and fully investigate, cleanup, remediate and remove all such Hazardous Materials as may remain and so much of any portion of the environment as shall have become contaminated, all in accordance with applicable government requirements, and shall replace any removed portion of the environment (such as soil) with uncontaminated material of the same character as existed prior to contamination. In the event such release is caused by Landlord or its contractor’s, agents or employees, Landlord shall (or shall cause others to) promptly and fully investigate, cleanup, remediate and remove all such Hazardous Materials as may remain and so much of any portion of the environment as shall have become contaminated, all in accordance with applicable government requirements, and shall replace any removed portion of the environment (such as soil) with uncontaminated material of the same character as existed prior to contamination. Within twenty (20) days after any such spill, leak, or release, the party responsible for the remediation of such release shall give the other party a detailed written description of the event and of such responsible parties investigation and remediation efforts to date. Within twenty (20) days after receipt, such responsible party shall provide the other party with a copy of any report or analytical results relating to any such spill, leak, or release. In the event of a release of Hazardous Material in, on, or under the Property by the Tenant Related Parties, Tenant shall not be entitled to an abatement of Rent during any period of remediation, provided, however, that in the event a Landlord Release causes the Leased Premises to be untenantable for a period of three (3) consecutive business days, Basic Annual Rent shall be thereafter be abated during the period which the Leased Premises are untenantable.
10.7Release of Landlord. Except as expressly provided herein and except resulting from the gross negligence or willful misconduct of Landlord, Landlord shall not be responsible or liable at any time for any loss or damage to Tenant’s personal property or to Tenant’s business, including any loss or damage to either the person or property of Tenant or Tenant Related Parties that may be occasioned by or through the acts or omissions of persons occupying adjacent, connecting, or adjoining space. Except as expressly provided in this Lease, Tenant shall store its property in and shall use and enjoy the Leased Premises and all other portions of the Building and Improvements at its own risk, and hereby releases Landlord, to the fullest extent permitted by law, from all claims of every kind resulting in loss of life, personal or bodily injury, or property damage unless resulting from the gross negligence or willful misconduct of Landlord.
XI.INSURANCE
11.1Insurance on Tenant’s Personal Property and fixtures. At all times during the Term of this Lease, Tenant shall keep in force at its sole cost and expense with insurance companies acceptable to Landlord, hazard insurance on an [“all-risk type”] or equivalent policy form, and shall include fire, theft, extended coverages, vandalism, and malicious mischief, Coverage shall be equal to 100% of the Replacement Cost value of Tenant’s contents, fixtures, furnishings, equipment, and all improvements or additions (excluding the initial Tenant Improvements) made by Tenant to the Leased Premises. The deductible under such insurance coverage shall not exceed $10,000.00. Such policy shall name Landlord as Additional Insured and shall provide that coverage for the Additional Insured is primary and not contributory with other insurance. The policy shall provide that such policy not be cancelled or materially changed without first giving Landlord thirty (30) days written notice.

11.2Property Coverage. At all times during the Term, Landlord shall obtain and maintain in force an “all-risk type” or equivalent policy form for the full replacement value of the Building, Landlord’s Improvements and personal property owned by Landlord, as the values may exist from time to time, and shall include fire, theft, extended coverages, vandalism, and malicious mischief on the Building during the Term and any extension thereof. Landlord may obtain, at Landlord’s discretion, coverage for flood and earthquake if commercially available at reasonable rates. Such insurance shall also include coverage against loss of rental income.
11.3Automobile. At all times during the Term, Tenant shall maintain Commercial Automobile Liability insurance with limits of not less than One Million Dollars ($1,000,000) for any one accident and shall include owned, hired and non-owned automobiles.
11.4Liability Insurance. During the Term and at its sole cost and expense, Tenant shall keep in full force and effect with insurance companies acceptable to Landlord a policy of Commercial General Liability Insurance with limits of not less than $2,000,000 each Occurrence and $5,000,000 General Aggregate, and which coverage may be met through an umbrella insurance policy maintained by Tenant. The policy shall apply to the Leased Premises and all operations of Tenant’s business and all claims and liabilities in connection with or arising as a result of Domestic Animals brought onto the Property by Tenant or any invitees or employees of Tenant and all claims relating to the operation of a day-care on within the Leased Premises. Such policy shall name Landlord as Additional Insured and shall provide that coverage for the Additional Insured is primary and not contributory with other insurance. The policy shall provide that such policy not be cancelled or materially changed without first giving Landlord thirty (30) days written notice. Tenant shall provide Landlord with evidence of current insurance coverage, at least once annually during the Term, or otherwise within ten (10) days of Landlord’s written request. All public liability, property damage, and other liability policies shall be written as primary policies, not contributing with coverage which Landlord may carry. All such policies shall contain a provision that Landlord, although named as an insured, shall nevertheless be entitled to recover under said policies for any loss occasioned to it, its servants, agents, and employees by reason of the negligence of Tenant. All such insurance shall specifically insure the performance by Tenant of the indemnity agreement as to liability for injury to or death of persons or injury or damage to property contained in Part X.
11.5Waiver of Subrogation. Landlord and Tenant hereby waive all rights to recover against each other, against any other tenant or occupant of the Building, and against each other’s officers, directors, shareholders, partners, joint venturers, employees, agents, customers, invitees or business visitors or of any other tenant or occupant of the Building, for any loss or damage arising from any cause covered by any insurance carried by the waiving party, to the extent that such loss or damage is actually covered.
11.6Lender. Any mortgage lender interest in any part of the Building or Improvements may, at Landlord’s option, be afforded coverage under any policy required to be secured by Tenant hereunder, by use of a mortgagee’s endorsement to the policy concerned.
XII.DESTRUCTION
If the Leased Premises are partially damaged by any casualty which is insured against under any insurance policy maintained by Landlord, Landlord shall, to the extent of and upon receipt of, the insurance proceeds, repair the portion of the improvements constructed by Landlord pursuant to the Work Letter which is damaged by such casualty if such repairs can be completed within ninety (90) days from the date of casualty. Until such repair is complete, the Basic Annual Rent and Additional Rent shall be abated proportionately as to that portion of the Leased Premises rendered untenantable. If the Leased Premises are unable to be repaired within two hundred seventy (270) days from the date of casualty, Landlord or Tenant may either elect to repair the damage or may cancel this Lease by notice of cancellation to the other party within ninety (90) days after such event and thereupon this Lease shall expire, and Tenant shall vacate and surrender the Leased Premises to Landlord if any of the following occur; (a) the Leased Premises by reason of such occurrence are rendered wholly untenantable, (b) the Leased Premises should be materially damaged as a result of a risk which is not covered by insurance, (c) the Leased Premises should be damaged in whole or in part during the last twelve (12) months of the Term or of any renewal thereof, (d) the Leased Premises or the Building (whether the Leased Premises are damaged or not) should be damaged to the extent of fifty percent (50%) or more of the then-monetary value thereof, or (e the proceeds of such insurance are not sufficient to repair the Leased Premises to the extent required above (including any deficiency as a result of a mortgage lender’s election to apply such proceeds to the payment of the mortgage loan). Tenant’s liability for rent upon the termination of this Lease shall cease as of the date of casualty. In the event Landlord elects to repair any damage, any abatement of rent shall end five (5) days after notice by Landlord to Tenant that the Leased Premises have been repaired as required herein. If the damage is caused by the negligence of Tenant or its employees, agents, invitees, or concessionaires, there shall be no abatement of rent. Unless this Lease is terminated by Landlord or Tenant as provided herein, Tenant shall repair and remixture the interior of the Leased Premises in a manner and in at least a condition equal to that existing prior to the destruction or casualty and the proceeds of all insurance carried by Tenant on its property and fixtures shall be held in trust by Tenant for the purpose of said repair and replacement.

XIII.CONDEMNATION
13.1Total Condemnation. If the whole of the Leased Premises shall be acquired or taken by Condemnation Proceeding, then this Lease shall cease and terminate as of the date of title vesting in such Condemnation Proceeding.
13.2Partial Condemnation. If any part of the Leased Premises shall be taken as aforesaid, and such partial taking shall render the remaining portion unsuitable for Tenant’s business, then this Lease shall cease and terminate as aforesaid. If the Leased Premises remain suitable for Tenant’s business following such partial taking, then this Lease shall continue in effect except that the Basic Annual Rent and Additional Rent shall be reduced in the same proportion that the portion of the Leased Premises (including basement, if any) taken bears to the total area initially demised. Landlord shall, upon receipt of the award, make all necessary repairs or alterations to the Building in which the Leased Premises are located and otherwise constituting improvements constructed by Landlord pursuant to the Work Letter, provided that Landlord shall not be required to expend for such work an amount in excess of the amount received by Landlord as damages for the part of the Leased Premises so taken. “Amount received by Landlord” shall mean that part of the award from the Condemnation Proceeding, less any costs or expenses incurred by Landlord in the collection of the award, which is free and clear to Landlord of any collection by mortgage lenders for the value of the diminished fee.
13.3Landlord’s Option to Terminate. If more than thirty percent (30%) of the Building shall be taken as aforesaid, Landlord may, by written notice to Tenant, terminate this Lease. If a portion of the Property or Common Areas is taken such that Tenant cannot, access the Leased Premises, or parking stalls are decreased by more than ten percent (10%) for a period in excess of one hundred eighty (180) days and Landlord has failed to provide reasonable alternative parking, Tenant may terminate this Lease by delivering written notice to Landlord within thirty (30) days of the date Tenant is given written notice of such taking by Landlord. If this Lease is terminated as provided in this Section, rent shall be paid up to the day that possession is so taken by public authority and Landlord shall make an equitable refund of any rent paid by Tenant in advance.
13.4Award. Tenant shall not be entitled to and expressly waives all claim to any condemnation award for any taking, whether whole or partial and whether for diminution in value of the leasehold or to the fee. Tenant shall have the right to claim from the condemning party, but not from Landlord, such compensation as may be recoverable by Tenant in its own right, including, but not limited to, damages to Tenant’s business and fixtures, to the extent that the same shall not reduce Landlord’s award.

13.5Definition of Condemnation Proceeding. As used in this Lease the term “Condemnation Proceeding” means any action or proceeding in which any interest in the Leased Premises is taken for any public or quasi-public purpose by any lawful authority through exercise of eminent domain or right of condemnation or by purchase or otherwise in lieu thereof.
XIV.LANDLORD’S RIGHTS TO CURE
14.1General Right. In the event of Landlord’s breach, default, or noncompliance hereunder, Tenant shall, before exercising any right or remedy available to it, give Landlord written notice of the claimed breach, default, or noncompliance. If prior to its giving such notice Tenant has been notified in writing (by way of Notice of Assignment of Rents and Leases, or otherwise) of the address of a lender which has furnished any of the financing referred to in Part XV hereof, concurrently with giving the aforesaid notice to Landlord, Tenant shall, by certified mail, return receipt requested, transmit a copy thereof to such lender. For the thirty (30) days following the giving of the notice(s) required by the foregoing portion of this Section (or such longer period of time as may be reasonably required to cure a matter which, due to its nature, cannot reasonably be rectified within thirty (30) days), Landlord shall have the right to cure the breach, default, or noncompliance involved. If Landlord has failed to cure a default within said period, any such lender shall have an additional thirty (30) days within which to cure the same or, if such default cannot be cured within that period, such additional time as may be necessary if within such thirty (30) day period said lender has commenced and is diligently pursuing the actions or remedies necessary to cure the breach default, but in no event longer than one hundred twenty (120) days, or noncompliance involved (including, but not limited to, commencement and prosecution of proceedings to foreclose or otherwise exercise its rights under its mortgage or other security instrument, if necessary to effect such cure), in which event this Lease shall not be terminated by Tenant so long as such actions or remedies are being diligently pursued by said lender.
14.2Mechanic’s Liens. Should any mechanic’s or other lien be filed against the Leased Premises or any part thereof by reason of Tenant’s acts or omissions or because of a claim against Tenant, Tenant shall cause the same to be canceled and discharged of record by bond or otherwise within thirty (30) days after notice by Landlord, If Tenant fails to comply with its obligations in the immediately preceding sentence within such thirty (30) day period, Landlord may perform such obligations at Tenant’s expenses, in which case all of Landlord’s costs and expense in discharging shall be immediately due and payable by Tenant and shall bear interest at the rate set forth in Section 16.3 hereof. Tenant shall cause any person or entity directly or indirectly supplying work or materials to Tenant to acknowledge and agree, and Landlord hereby notifies any such contractor, that: (a) no agency relationship, whether express or implied, exists between Landlord and any contractor retained by Tenant; (b) all construction contracted for by Tenant is being done for the exclusive benefit of Tenant; and (c) Landlord neither has required nor obligated Tenant to make the improvements done by the contractor.
XV.FINANCING; SUBORDINATION
15.1Subordination. This Lease is and shall continue to be subordinate to any mortgage, deed of trust, or other security interest now existing or hereafter placed on Landlord’s interest in the Property by a mortgage lender (as amended, restated, supplemented, or otherwise modified from time to time, including any refinancing thereof, a “Mortgage”); provided, however, such subordination is subject to the condition upon Landlord delivering an SNDA to Tenant. Landlord shall deliver to Tenant concurrently with the execution of this Lease by Landlord and Tenant, and Tenant shall execute, a Subordination, Non Disturbance, and Attornment Agreements in the form attached hereto as Exhibit “I” (an “SNDA”). If requested by a holder of the Mortgage, Tenant agrees at any time and from time to time to execute and deliver an SNDA in favor of such holder of the Mortgage. If elected by the holder of a Mortgage, this Lease shall be superior to such Mortgage, in which case Tenant shall execute and deliver an instrument confirming the same. Tenant’s obligation to subordinate this Lease to the lien of any future loan or ground lease will be conditioned on receipt of an SNDA. Tenant shall not subordinate its interests hereunder or in the Leased Premises to any lien or encumbrance other than the Mortgages described in and specified pursuant to this Section 15.1 without the prior written consent of Landlord and of the lender interested under each Mortgage then affecting the Leased Premises. Any such unauthorized subordination by Tenant shall be void and of no force or effect whatsoever.
15.2Amendment. Tenant recognizes that Landlord’s ability from time to time to obtain construction, acquisition, standing, and/or permanent mortgage loan financing for the Building and/or the Leased Premises may in part be dependent upon the acceptability of the terms of this Lease to the lender concerned. Accordingly, Tenant agrees that from time to time it shall, if so requested by Landlord and if doing so will not substantially and adversely affect Tenant’s economic interests or rights hereunder, join with Landlord in amending this Lease so as to meet the commercially reasonable needs or requirements of any lender which is considering making or which has made a loan secured by a Mortgage affecting the Leased Premises.
15.3Attornment. Any sale, assignment, or transfer of Landlord’s interest under this Lease or in the Leased Premises including any such disposition resulting from Landlord’s default under a Mortgage, shall be subject to this Lease. Upon assumption by the transferee of Landlord’s obligations under this Lease from and after the date of such assumption, Tenant shall attorn to Landlord’s successor and assigns and shall recognize such successor or assigns as Landlord under this Lease, regardless of any rule of law to the contrary or absence of privity of contract.
15.4Financial Information. As a condition to Landlord’s acceptance of this Lease, Tenant shall provide upon request of Landlord Tenant’s audited financial statements for Tenant’s most recently completed fiscal year and a year to date balance sheet and income statement, to verify the financial condition of Tenant, its assignees or subtenants from time to time during the term of the Lease, provided, however, if and so long as Tenant is a public ally traded company, Tenant’s obligations under this Section 15.4 shall be deemed satisfied so long as Tenant has made such statement available as required by applicable laws. Tenant shall not be required to provide such information more than one (1) time during any twelve (12) month period. Tenant hereby represents and warrants that such information, taken as a whole, will not contain any untrue statement of material fact, nor will any audited financial statements provided by Tenant omit any material fact necessary to make the statements contained therein not misleading. If required by Landlord’s lender or a potential purchaser, Tenant shall cause such financial statements to be certified by Tenant’s chief financial officer, solely in his or her capacity as chief financial officer, that such financial statements do not contain any untrue statement of material fact, nor do any audited financial statements provided by Tenant omit any material fact necessary to make the statements contained therein not misleading.
XVI.EVENTS OF DEFAULT; REMEDIES
16.1Default by Tenant. Upon the occurrence of any of the following events (each an “Event of Default”), Landlord shall have the remedies set forth in Section 16.2:
(a)Tenant fails to pay any installment of Basic Annual Rent or Additional Rent or any other sum due hereunder within five (5) days after such Rent is due after written notice from Landlord of such failure; provided, however, Landlord shall not be required to provide a written notice of such monetary default more than one (1) time in any twelve (12) month period.
(b)Tenant fails to perform any other term, condition, or covenant to be performed by it pursuant to this Lease within thirty (30) days after written notice that such performance is due shall have been given to Tenant by Landlord or; provided, if cure of any nonmonetary default would reasonably require more than thirty (30) days to complete, if Tenant fails to commence performance within the thirty (30) day period or, after timely commencing, fails diligently to pursue such cure to completion but in no event to exceed ninety (90) days.
(c)Tenant or any guarantor of this Lease shall become bankrupt or insolvent or file any debtor proceedings or have taken against such party in any court pursuant to state or federal statute, a petition in bankruptcy or insolvency, reorganization, or appointment of a receiver or trustee; or Tenant petitions for or enters into a voluntary arrangement under applicable bankruptcy law; or suffers this Lease to be taken under a writ of execution.
16.2Remedies. Subject to applicable Utah law, in the event of any default by Tenant hereunder beyond any applicable notice and cure periods, Landlord may at any time, without waiving or limiting any other right or remedy available to it, terminate Tenant’s rights under this Lease by written notice, reenter and take possession of the Leased Premises by any lawful means (with or without terminating this Lease), or pursue any other remedy allowed by law. Tenant agrees to pay to Landlord the actual and reasonable cost of recovering possession of the Leased Premises, all actual and reasonable costs of reletting, and all other actual and reasonable costs and damages arising out of Tenant’s default, including attorneys’ fees. Notwithstanding any reentry, the liability of Tenant for the rent reserved herein shall not be extinguished for the balance of the Term, and Tenant agrees to compensate Landlord upon demand for any deficiency arising from reletting the Leased Premises at a lesser rent than applies under this Lease.
(a)Upon the occurrence of any Default, if Landlord elects to terminate this Lease and Tenant’s right to possession of the Leased Premises, Landlord may recover from Tenant an award of damages equal to the sum of the following:
(i)The worth at the time of award of the rent which had been earned at the time of termination and an amount equal to the Abated Rent which has not been amortized over the initial Term as determined on a straight line basis;
(ii)The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;
(iii)The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided;

(iv)Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and
(v)All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.
The “worth at the time of award” of the amounts referred to in parts (i) and (ii) above, shall be computed by allowing interest at the Default Interest Rate. The “worth at the time of award” of the amount referred to in part (iii), above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.
16.3Past Due Sums. If Tenant fails to pay, when the same is due and payable, any Basic Annual Rent, Additional Rent, or other sum required to be paid by it hereunder, such unpaid amounts shall bear interest from the due date thereof to the date of payment at a fluctuating rate equal to ten percent (10%) per annum (the “Default Interest Rate”). In addition thereto, Tenant shall pay a sum of five percent (5%) of such unpaid amounts as a service fee; provided, however, such service fee shall not be required unless Tenant shall fail make a payment required hereunder within five (5) days after written notice from Landlord, provided, further, Landlord shall not be required to deliver written notice more than one (1) time in any twelve (12) month period prior to the service fee being due and payable. Notwithstanding the foregoing, however, Landlord’s right concerning such interest and service fee shall be limited by the maximum amount which may property be charged by Landlord for such purposes under applicable law.
16.4Default by Landlord. Landlord shall be in default of the performance of its obligations under this Lease if Landlord defaults in the performance or observation of any agreement, liability, or obligation imposed on it by this Lease and Landlord fails to cure such default within thirty (30) days after written notice by Tenant to Landlord specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligations is such that more than thirty (30) days are required for performance then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently and continuously prosecutes the same to completion (a “Landlord’s Default”). Upon the occurrence of a Landlord’s Default under this Lease, Tenant, at its option, without further notice or demand, and without limiting its right to receive any late delivery payments in connection with Landlord’s delivery of the Leased Premises as specified above, may: (a) pursue the remedy of specific performance or injunction; (b) seek declaratory relief; (c) pursue an action for actual and direct damages for loss; and (d) unless such Landlord’s Default results from Landlord’s failure to perform any construction obligations hereunder, but including without limitation repair and maintenance obligations of Landlord, take reasonable measures to cure such Landlord’s Default to the extent relating to the repair or maintenance of the Leased Premises on Landlord’s account, in which event Landlord shall reimburse Tenant for any actual out-of-pocket reasonable costs or contractual liability incurred by Tenant in connection with such cure (including reasonable attorneys’ fees) within thirty (30) days of Landlord’s receipt of a written demand, statement or invoice, including reasonable back-up documentation; provided that Tenant shall have the right to withhold from its payments of Basic Annual Rent and Additional Rent any such amounts that remain unreimbursed by Landlord beyond such thirty (30) day period until all such amounts have been fully reimbursed, and any such amounts not paid to Tenant when due shall accrue interest thereafter at the Default Interest Rate.
XVII.PROVISIONS APPLICABLE AT TERMINATION OF LEASE
17.1Surrender of Leased Premises. At the expiration of this Lease, except for changes made by Tenant that were approved by Landlord and the initial Tenant Improvements, Tenant shall surrender the Leased Premises in the same condition, less reasonable wear and tear, as they were in upon delivery of possession thereto under this Lease and shall deliver all keys to Landlord. Before surrendering the Leased Premises, Tenant shall remove all of its personal property and trade fixtures and such property ortho removal thereof shall in no way damage the Leased Premises, and Tenant shall be responsible for all costs, expenses and damages incurred in the removal thereof If Tenant fails to remove its personal property and fixtures upon the expiration of this Lease, the same shall be deemed abandoned and shall become the property of Landlord.
17.2Holding Over. Any holding over after the expiration of the term hereof or of any renewal term with the prior written consent of Landlord shall be construed to be a tenancy from month to month except that Basic Annual Rent shall be increased to an amount equal to 125% of the then Basic Annual Rent plus, and in addition to the Basic Annual Rent, all other sums of money as shall become due and payable by Tenant to Landlord under this Lease and on the terms herein specified so far as possible. Such month-to-month tenancy shall be subject to every other term, covenant, and agreement contained in this Lease. Nothing contained in this Section 17.2 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Leased Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Section 17.2 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Landlord has delivered to Tenant notice of a termination of a month-to-month holdover and Tenant continues to holdover thereafter, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.
XVIII.ATTORNEYS’ FEES
In the event that at any time during the Term either Landlord or Tenant institutes any action or proceeding against the other relating to the provisions of this Lease or any default hereunder, then the unsuccessful party in such action or proceeding agrees to reimburse the successful party for the reasonable expenses of such action including reasonable attorneys’1 fees, incurred therein by the successful party.
XIX.ESTOPPEL CERTIFICATE
19.1Estoppel Certificate. Each party shall, within fifteen (15) days after the other party’s request, execute and deliver to such requesting party a written declaration, in form and substance similar to Exhibit “D”, plus such additional other information as the requesting party may reasonably request. Landlord’s mortgage lenders and/or purchasers shall be entitled to rely upon such declaration,
19.2Effect of Failure to Provide Estoppel Certificate. Tenant’s failure to furnish any estoppel certificate as required pursuant to Section 19.1 within fifteen (15) days after request therefor shall be deemed a default hereunder and, moreover, it shall be conclusively presumed that: (a) this Lease is in full force and effect without modification in accordance with the terms set forth in the request; (b) that there are no unusual breaches or defaults on the part of Landlord; and (c) no more than one (1) month’s rent has been paid in advance.
XX.COMMON AREAS
20.1Definition of Common Areas. “Common Areas” means all areas, space, equipment, and special services provided for the joint or common use and benefit of the tenants or occupants of the Building, the Improvements, and Property or portions thereof, and their employees, agents, servants, patients, customers, and other invitees (collectively referred to herein as “Occupants”) including, without limitation, parking, access roads, driveways, retaining walls, landscaped areas, service ways, loading docks, pedestrian walks; courts, stairs, ramps, and sidewalks; common corridors, rooms and restrooms; air-

conditioning, fan, janitorial, electrical, and telephone rooms or closets; and all other areas within the Building which are not specified for exclusive use or occupancy by Landlord or any tenant (whether or not they are leased or occupied).
20.2Use of Common Areas. The Common Areas shall be available for the common use of all Occupants. If the amount of such areas shall be changed or diminished, Landlord shall not be subject to any liability nor shall Tenant be entitled to any compensation or diminution or abatement of rent nor shall revocation or diminution of such areas be deemed constructive or actual eviction, provided, however, that if such changes are performed at the option of Landlord, such changes or diminishment of the Common Areas shall not materially adversely affect Tenant’s rights under this Lease. All Common Areas shall be subject to the exclusive control and management of Landlord. Landlord shall have the right (a) to construct, maintain, and operate lighting and other facilities on all said areas and improvements; (b) to police the same; (c) to change the area, level, location, and arrangement of parking areas and other facilities, provided, Landlord shall not make changes to the parking areas which decreases the stalls by more than ten percent (10%) below those required under this Lease without Tenant’s prior written approval; (d) to close all or any portion of said areas or facilities to such extent as may be legally sufficient to prevent a dedication thereof or the accrual of any right to any person or the public therein; and (e) to close temporarily all or any portion of the parking areas or facilities to discourage non-occupant parking. Landlord shall operate and maintain the Common Areas in such manner as Landlord in its reasonable discretion shall determine, shall have full right and authority to employ and discharge all personnel with respect thereto, and shall have the right, through reasonable rules, regulations, and/or restrictive covenants promulgated by it from time to time, to control the use and operation of the Common Areas in order that the same may occur in a proper and orderly fashion, provided that such rules, regulations and restrictive covenants shall not materially adversely affect Tenant’s rights under this Lease.
20.3Parking. Landlord shall provide approximately 555 parking stalls in the areas shown on the site plan attached hereto as Exhibit A-1 (the “Site Plan”), of which, approximately 127 parking stalls are included on the Adjacent Subdivided Property. A1 such time as Tenant elects to cause the Adjacent Property Owner to build a building on the Adjacent Subdivided Property, Landlord’s obligation to provide approximately 555 parking stalls shall be modified to provide Landlord shall only be required to provide the number of parking stalls then located on the Property (as such stalls may be further reduced as provided in this Lease). At least fifteen (15) stalls shall be covered parking which shall be constructed as provided in the Landlord Improvement Plans and which stalls may be marked reserved by Tenant. The parking areas shown on the site plan are estimates only and may decrease based on changes requested by Tenant in which event Landlord’s obligation to provide such stalls shall also be reduced on a space by space basis. In addition in the event Tenant elects to expand the Leased Premises by the First Floor Expansion Premises, the parking stalls required to be provided by Landlord shall be further reduced, in addition to other reductions under this Section 20.3, based on the area required to be taken by the Expansion Premises. Automobiles of Tenant and all Occupants (as defined above) associated with Tenant shall be parked only within parking areas. Landlord or its agents shall, without any liability to Tenant or its Occupants, have the right to cause to be removed any automobile that may be wrongfully parked in a prohibited or reserved parking area, and Tenant agrees to indemnify, defend, and hold Landlord harmless from and against any and all claims, losses, demands, damages and liabilities asserted or arising with respect to or in connection with any such removal of an automobile, If requested by Tenant, and subject to complying with all applicable laws and matters of record, food trucks serving Tenant’s occupants may be parked on the Property in areas reasonably designated by Landlord, provided, however, Tenant shall be responsible for any repairs or maintenance required as a result of such food trucks entry onto the Property, and Tenant shall protect, defend, indemnify and hold harmless Landlord and its affiliates against and from any and all claims, demands, actions, losses, damages, orders, judgments, and any and all costs and expenses (including, without limitation, attorneys’ fees and costs of litigation), resulting from or incurred by Landlord or any affiliate of Landlord on account of such food truck’s entry onto and use of the Property.
20.4Generator. Landlord shall, at its sole cost and expense, provide a 350 KW generator for the building services and the life safety systems of the Building (“Landlord’s Generator”). Landlord grants to Tenant the right to connect into Landlord’s Generator for any of Tenant’s uses hereunder, including emergency purposes.
XXI.SIGNS, AWNINGS, AND CANOPIES
Tenant shall have the right to install all signage on and within the Building at Tenant’s sole cost and expenses, provided such signage must comply with all applicable laws and all matters of record. Landlord agrees to reasonably cooperate with Tenant to obtain all approvals required to install Tenant’s signage, provided the foregoing shall not require Landlord to incur out of pocket cost and expense. Tenant shall install, operate and maintain all such sign, awning, canopy, decoration, lettering, advertising matter, or other things, as may be approved, in good condition and repair at all times. Landlord may, at Tenant’s cost, and without liability to Tenant, enter the Leased Premises and remove any item erected in violation of this Section. Landlord agrees to construct, at Tenant’s request, a monument sign at the Property and provide Tenant an amount equal to twenty thousand ($20,000,00) to reimburse Tenant for the construction of such monument sign on the Property. Notwithstanding anything herein to the contrary, but subject to compliance with applicable laws and matters of record, at a minimum, Tenant shall have a night to the signage noted on Exhibit “F”, and a lit monument sign of 12 x 14 [2] sided, with up to 144 sf of signage per side.
XXII.MISCELLANEOUS PROVISIONS
22.1No Partnership. Nothing contained herein shall be deemed or construed by the parties hereto, or by any third party, as creating the relationship of principal and agent, or of partnership, or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.
22.2Force Majeure. Either party shall be excused for the period of any delay in the performance of any obligations hereunder (other than payment of Basic Rental), when prevented from so doing by cause or causes beyond such party’s control, including, without limitation, labor disputes, civil commotion, war, governmental regulations or controls, fire or other casualty, inability to obtain any material or service, or acts of God, or the acts or omissions of the other party or the such other party’s Related Parties (a “Force Majeure Event”).
22.3No Waiver. Failure of either party to insist upon the strict performance of any provision or to exercise any option hereunder shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived unless such waiver be in writing signed by the party against whom it is to be enforced.
22.4Notices. All notices, requests, and demands to be made under this Lease to Landlord or Tenant shall be in writing (at the addresses set forth in this Lease Summary) and shall be given by any of the following means: (a) personal service; (b) electronic communication, whether by e-mail, telex, telegram, or facsimile (provided that a hard-copy of such notice is given in any other manner permitted hereunder within three (3) days after the date of such electronic transmission); (c) certified first class mail, return receipt requested; or (d) a nationally recognized overnight service. Such addresses may be changed by notice to Landlord and/or Tenant, as applicable, given in the same manner as provided above. Any notice, demand, or request sent pursuant to either clause (a) or clause (b) hereof shall be deemed received one (1 business day after personal service or one (1) business day after delivery by electronic means, if sent pursuant to clause (c) shall be deemed received three (3) business days following deposit in the mail, and if sent pursuant to clause (d) shall be deemed received one (1) business day following deposit with the overnight service.
22.5Captions; Attachments; Defined Terms:
(a)The captions to the Section of this Lease are for convenience of reference only and shall not be deemed relevant in resolving questions of construction or interpretation under this Lease.
(b)Exhibits referred to in this Lease, and any addendums and schedules attached to this Lease shall be deemed to be incorporated in this Lease as though part thereof,
22.6Recording. Tenant may not record this Lease or a memorandum thereof without the written consent of Landlord, which consent shall not be unreasonably withheld, Landlord, at its option and at any time, may file this Lease for record with the Recorder of the County in which the Building is located.
22.7Partial Invalidity. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.
22.8Broker’s Commissions. Tenant represents and warrants that, except for Tenant’s Broker, there are no claims for brokerage commissions or finder’s fees in connection with this Lease and agrees to indemnify Landlord against and hold it harmless from all liabilities arising from such claims, including any attorneys’ fees connected therewith. Landlord agrees to pay Tenant’s Broker a commission pursuant to a separate agreement between Landlord and Tenant’s Broker. Tenant and Landlord hereby warrant and represent unto the other that it has not incurred or authorized any brokerage commission, finder’s fees or similar payments in connection with this Lease, other than as provided in this Section 22.8 above. Each party shall defend, indemnify and hold the other harmless from and against any claim for brokerage commission, finder’s fees or similar payment arising by virtue of authorization of such party, or any affiliate of such party, in connection with this Lease.
22.9Tenant Defined; Use of Pronouns. The word “Tenant” shall be deemed and taken to mean each and every person or party executing this document as a Tenant herein. If there is more than one person or organization set forth on the signature line as Tenant, their liability hereunder shall be joint and several. If there is more than one

Tenant, any notice required or permitted by the terms of this Lease may be given by or to any one thereof, and shall have the same force and effect as if given by or to all thereof. The use of the neuter singular pronoun to refer to Landlord or Tenant shall be deemed a proper reference even though Landlord or Tenant may be an individual, a partnership, a corporation, or a group of two or more individuals or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord or Tenant and to corporations, associations, partnerships, or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.
22.10Provisions Binding, Etc. Except as otherwise expressly set forth herein including, specifically and without limitation, Section 9, all provisions herein shall be binding upon and shall inure to the benefit of the parties, their legal representatives, heirs, successors, and assigns. Each provision to be performed by Tenant shall be construed to be both a covenant and a condition, and if there shall be more than one Tenant, they shall all be bound, jointly and severally, by such provisions. In the event of any sale or assignment (except for purposes of security or collateral) by Landlord of the Building, the Leased Premises or this Lease, Landlord shall, from and after the Commencement Date (irrespective of when such sale or assignment occurs), be entirely relieved of all of its obligations hereunder upon assumption by the transferee of Landlord’s obligations under this Lease from and after the date of such transfer. Nothing set forth herein shall require Landlord to obtain Tenant’s consent to any assignment, transfer or other encumbrance of any of Landlord’s interest in the Property, the Leased Premises, the Improvements or the Common Areas. Landlord agrees to not sale the Property to Yardi Systems, Inc., Real Page, Inc., or MRI Software LLC, or any wholly owned subsidiary or corporation or any entity that that has managerial control over such entities.
22.11Entire Agreement, Etc. This Lease and the Exhibits, Riders, and/or Addenda, if any, attached hereto, constitute the entire agreement between the parties. Any guaranty attached hereto is an integral part of this Lease and constitutes consideration given to Landlord to enter in this Lease. Any prior conversations or writings are merged herein and extinguished. No subsequent amendment to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed. Submission of this Lease for examination does not constitute an option for the Leased Premises and becomes effective as a lease only upon execution and delivery thereof by Landlord to Tenant. If any provision contained in the rider or addenda is inconsistent with a provision in the body of this Lease, the provision contained in said rider or addenda shall control. It is hereby agreed that this Lease contains no restrictive covenants or exclusives in favor of Tenant. The captions and Section numbers appearing herein are inserted only as a matter of convenience and are not intended to define, limit, construe, or describe the scope or intent of any Section or paragraph.
22.12Governing Law. The interpretation of this Lease shall be governed by the laws of the State of Utah. Tenant hereby expressly and irrevocably agrees that Landlord may bring any action or claim to enforce the provisions of this Lease in the State of Utah, County of Salt Lake, and Tenant irrevocably consents to personal jurisdiction in the State of Utah for the purposes of any such action or claim. Tenant further irrevocably consents to service of process in accordance with the provisions of the laws of the State of Utah,
22.13Recourse by Tenant. Anything in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to the estate and property of Landlord in the land, Building and Improvements and any income derived therefrom, and subject to prior rights of any mortgagee, for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants, and conditions of this Lease to be observed and/or performed by Landlord, and no other assets of Landlord or any of its partners, shareholders, successors, or assigns shall be subject to levy, execution, or other procedures for the satisfaction of Tenant’s remedies.
22.14Rules and Regulations. Tenant and the Tenant Related Parties shall faithfully observe and comply with all of the rules and regulations set forth on the attached Exhibit “G”, and Landlord may from time to time reasonably amend, modify or make additions to or deletions from such rules and regulations, provided, such modifications shall not materially adversely affect Tenant’s rights under this Lease. Such amendments, modifications, additions and deletions shall be effective upon thirty (30) days’ prior written notice to Tenant. Upon any breach of any of such rules and regulations, Landlord may exercise any or all of the remedies provided in this Lease on a default by Tenant under this Lease and may, in addition, exercise any remedies available at law or in equity including the right to enjoin any breach of such rules and regulations. Landlord shall not be responsible to Tenant for the failure of any other tenant or person to observe any such rules and regulations.
22.15Tenant’s Representations and Warranties. Tenant represents and warrants to Landlord as follows:
(a)Tenant is duly organized and validly existing under the laws of the state of its formation and has full power and authority to enter into this Lease, without the consent, joinder or approval of any other person or entity, including, without limitation, any mortgagee(s). This Lease has been validly executed and delivered by Tenant and constitutes the legal, valid and binding obligations of Tenant, enforceable against Tenant in accordance with its terms.
(b)Tenant is not a party to any agreement or litigation which, if adversely determined, could reasonably be expected to materially adversely affect the ability of Tenant to perform its obligations under this Lease or which would constitute a default on the part of Tenant under this Lease, or otherwise materially adversely affect Landlord’s rights or entitlements under this Lease.
22.16No Construction Against Preparer. This Lease has been prepared by Landlord and its professional advisors and reviewed by Tenant and its professional advisors. Landlord, Tenant and their separate advisors believe that this Lease is the product of their joint efforts, that it expresses their agreement, and that it should not be interpreted in favor of either Landlord or Tenant or against either Landlord or Tenant merely because of their efforts in its preparation.
22.17Number and Gender. The terms “Landlord” and “Tenant,” wherever used herein, shall be applicable to one or more persons or entities, as the case may be, and the singular shall include the plural and the neuter shall include the masculine and feminine and, if there be more than one person or entity with respect to either party, the obligations hereof of such party shall be joint and several.
22.18Counterparts. This Lease may be executed and delivered in counterparts for the convenience of the parties, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.
22.19Waiver of Trial by Jury. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other, upon any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or-occupancy of the Leased Premises, and/or any claim of injury or damage.
22.20Merger. If both Landlord’s and Tenant’s estates in the Leased Premises have both become vested in the same owner, this Lease shall nevertheless not be terminated by application of a doctrine of merger unless agreed in writing by Landlord, Tenant and any holder of a Mortgage,
22.21Quiet Enjoyment. Provided Tenant pays the rent and observes and performs all other terms, covenants and conditions on Tenant’s part to be observed and performed under this Lease, Landlord agrees to defend Tenant’s right to quiet enjoyment of the Property for the Lease Term against any party claiming by, through or under Landlord, subject to the provisions of this Lease.

22.22Confidentiality. Each party agrees to keep the terms of this lease and all other confidential information, including financial information of the other party, confidential and shall cause its employees, contractors and agents to do so and each party and its agents shall not disclose same to any other person not a party hereto without the prior written consent of the other party (including without limitation, posting the terms of this lease or any part thereof on the internet or in any mailing or providing a copy to third parties via electronic mail), provided that each party may disclose the terms hereof (i) to such party’s accountants, attorneys, employees, lenders, potential purchasers and others in privity with such party to the extent reasonably necessary for such party’s business purposes without such prior consent but subject to the confidentiality requirement hereof and (ii) pursuant to government order or court order without the other party’s prior consent.
22.23Right of First Refusal.
(a)After the date hereof and while a Lease is in full force and effect, and provided there exists no default by Tenant hereunder, if (i) Landlord shall receive a bona fide offer from any third party for the purchase the Property which offer Landlord desires to accept, or (ii) if Landlord desires to sell or make a bona fide offer to sell the Property to a third party, then Landlord shall deliver to Tenant a written notice setting forth the economic terms and conditions of the proposed transaction, and if available, a copy of such offer (the “Written Notice of Proposed Sale”). Tenant may, within ten (10) days after Landlord’s delivery of the Written Notice of Proposed Sale, elect, by delivering written notice to Landlord within such ten (10) day period (“Tenant’s Acceptance Notice”), to purchase the Property on the same terms and conditions as those set forth in the Written Notice of Proposed Sale. In the event Tenant timely delivers Tenant’s Acceptance Notice, Landlord and Tenant shall, within thirty (30) days of Tenant’s delivery of Tenant’s Acceptance Notice, enter into a purchase contract for the Property setting forth the terms of the Written Notice of Proposed Sale, with such additional terms and conditions as may be agreed to by Landlord and Tenant (the “Purchase Agreement”). If Tenant does not deliver Tenant’s Acceptance Notice within such ten (10) day period, Tenant shall be deemed to have elected to not elect to purchase the Property, or the event Tenant does not desire to purchase the Property on the terms set forth in the Written Notice of Proposed Sale, Tenant agrees to deliver to Landlord a written notice indicating that Tenant is not exercising its rights as provided in this Section 22.22, provided, Tenant’s failure to deliver such notice shall not in any way extend such five (5) business day period. If Tenant fails to deliver Tenant’s Acceptance Notice and Landlord thereafter conveys the Property to a third party, or if Tenant delivers Tenant’s Acceptance Notice but thereafter fails to enter into the Purchase Agreement within such thirty (30) day period or thereafter terminates the Purchase Agreement for any reason (other than a default by Landlord), Tenant’s rights under this Section 22.22 shall be forever terminated.
(b)If the consideration to be paid pursuant to any acceptable third party offer to purchase the Property or otherwise acquire the same from Landlord, or any other transaction subject to this right of first refusal shall include consideration other than cash, Tenant may exercise its right of first refusal with respect to such transaction and shall pay as consideration therefor the same amount of cash and the same consideration as set forth in the proposed offer, or an all cash purchase price in an amount equal to the sum of the cash portion of the consideration, plus the fair cash value of the other consideration which the offeror proposed to exchange for the Property. If any acceptable third party offer to Landlord shall include other property owned by Landlord, Tenant’s rights under this Section 22.22 shall apply only to the Property for the purchase price allocated to the Property by Landlord and such third party.
(c)The rights granted to Tenant in this Section 22.22 shall not apply to a granting of a Mortgage or to the foreclosure, delivery of a deed in lieu of foreclosure or similar action a mortgage, deed of trust or other security interest in the Property, or to the first sale following a foreclosure, delivery of deed in lieu of foreclosure or similar action relating to a Mortgage.
(d)If Tenant does not timely exercise the right of first refusal, the same shall lapse and Landlord shall be free to sell the Property to the third party submitting the third-party offer, provided that the Purchase Contract is entered into within two hundred seventy (270) days after the last day of Tenant’s acceptance period, on substantially the same terms and conditions as are contained the Written Proposal to Sale. In the event the terms and conditions of the third-party offer are materially changed or modified, Landlord shall promptly provide Tenant with written notification of such changes or modifications. If Tenant fails to or elects not to exercise the right of first refusal and the third party submitting the third-party offer does not purchase the Property, the Property shall remain subject to the right of first offer as to any subsequent third-party offer submitted to Landlord.
[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the date first set forth above.

LANDLORD:	BOYER LEHI HOLDINGS, L.C., a Utah limited liability company

	By:	The Boyer Company, L.C., a Utah limited liability company

		By:	/s/ Jacob L. Boyer
Name: Jacob L. Boyer
Title: Manager

TENANT:	ENTRATA, INC., a Delaware corporation

	By:	/s/ David Bateman
	Its:	Chief Executive Officer

EXHIBIT “A”
LEGAL DESCRIPTION OF PROPERTY
[***]

EXHIBIT “A-1”
POTENTIAL SUBDIVISION OF PROPERTY
[***]

EXHIBIT “B”
DEPICTION OF LEASED PREMISES
[***]
B-1

EXHIBIT “C”
WORK LETTER
[***]
C-1

EXHIBIT “D”
ACKNOWLEDGMENT OF COMMENCEMENT DATE
AND TENANT ESTOPPEL CERTIFICATE
[***]
D-1

EXHIBIT “E”
FIRST AMENDMENT TO LEASE AGREEMENT
[***]
E-2

EXHIBIT “F”
INTENTIONALLY DELETED
F-1

EXHIBIT “G”
RULES AND REGULATIONS
[***]
G-1

EXHIBIT “H”
DESCRIPTION OF JANITORIAL SERVICE
[***]
H-1

EXHIBIT “I”
FROM OF SNDA
[***]

AGREEMENT REGARDING ADJACENT PROPERTY
THIS AGREEMENT REGARDING ADJACENT PROPERTY (this “Agreement”) is entered into this 15th day of March, 2016 by and between ENTRATA, INC., a Delaware corporation (“Tenant”) and BOYER PROJECT COMPANY, L.C., a Utah limited liability company (“Boyer”). Tenant and Boyer are sometimes referred to herein, collectively, as the “Parties” and, separately, a “Party”.
RECITALS
A.As of the date hereof, Tenant and Boyer Lehi Holdings, L.C., a Utah limited liability company (the “Landlord”), an affiliate of Boyer, have entered into a lease (the “Lease”) for certain space in a building being constructed on real property located in Lehi, Utah (the “Existing Property”). Capitalized terms used but not otherwise defined herein shall have their meanings set forth in the Lease.
B.Tenant has requested that Boyer enter into this Agreement with regards to certain real property adjacent to the Existing Property which is not owned by Boyer or any affiliate of Boyer and which is depicted on Exhibit “A” attached hereto (the “Adjacent Property”) and the Adjacent Subdivided Property (as defined in the Lease).
AGREEMENT
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Adjacent Property. During the term of the Lease, and so long as Tenant is not in default under the Lease, Boyer agrees, if requested by Tenant, that Boyer shall use good faith commercially reasonable efforts to acquire, or cause one of its affiliates to acquire, the Adjacent Property for the purposes of constructing an additional building thereon which will be leased to Tenant. Boyer cannot guaranty that Boyer will be able to acquire the Adjacent Property or that the owner of the Adjacent Property will be willing to sell the Adjacent Property. As a condition to incurring any out of pocket costs in acquiring the Adjacent Property, Boyer shall have the right to require Tenant to enter into a new lease for the Adjacent Property which shall be on terms consistent with the Lease, except that the financial terms and conditions of such new lease shall be modified to be acceptable to Boyer and Tenant their sole discretion (the “New Lease”) and such New Lease shall include such additional changes as are necessary to reflect different building sizes, locations etc. If Boyer and Tenant are unable to agree on the terms of such New Lease, either Party may terminate this Agreement. The obligations of Tenant and Boyer under such New Lease shall be conditioned on Boyer acquiring the Adjacent Property. In the event Boyer determines for any reason, that Boyer is unable to acquire the Adjacent Property, including Boyer’s determination that the development of the property is not feasible, the results of any studies by Boyer are not acceptable to Boyer, or the then current owner of the Adjacent Property is unwilling to sell the Adjacent Property on terms acceptable to Boyer, Boyer shall have the right by delivering written notice to Tenant to terminate this Agreement.
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2.Alternate Lease Space. In the event Substantial Completion (as defined in the Lease) has not occurred by the Outside Turnover Condition Deadline (as defined in the Lease) and Tenant has not elected to terminate the Lease pursuant to Section 1.2(d) of the Lease, Landlord shall use good faith commercially reasonable efforts to cooperate with Tenant in identifying temporary office space in buildings owned by Landlord’s affiliates that can be used until Substantial Completion occurs. Landlord cannot guaranty that any such space will be available to Tenant for the use as temporary offices and nothing herein constitutes a covenant that such affiliate will not lease space in such affiliates building to any other party and on any other terms as such affiliate may deem appropriate. Tenant’s use of such space shall be subject to negotiation of a short term lease for such space by Tenant and such affiliate which shall not require (a) the payment of basic monthly rent by Tenant, though Tenant may be required to reimburse the applicable landlord for a proportionate share of common area expenses, or (b) the payment of a tenant improvement allowance by such affiliate, and shall otherwise be on terms acceptable to Tenant and such affiliate. Upon the occurrence of Substantial Completion, this Section 2 shall be deemed terminated.
3.Adjacent Property Expansion.
(a)Pursuant to the Lease, Landlord will seek to subdivide the Adjacent Subdivided Property from the Property, which subdivision is conditioned on obtaining all appropriate governmental approvals and complying with all matters of record. In the event such subdivision is not approved by applicable governmental authorities or does not comply with matters of record, the provisions of this Section 3 shall terminate. At such time as the subdivision is complete, the Adjacent Subdivided Property will be conveyed to Boyer or an affiliate of Boyer (the “Adjacent Property Owner”). If the Adjacent Property Owner is not Boyer, the Adjacent Property Owner shall assume the obligations under this Section 3 of this Agreement.
(b)So long as Tenant is not in default beyond all applicable notice and cure periods under the Lease, Tenant may elect, by delivering written notice (the “Adjacent Property Expansion Notice”) to the Adjacent Property Owner on or before March 15, 2021 (the “Adjacent Property Expansion Deadline”), to require the Adjacent Property Owner to construct a multi-story building on the Adjacent Property containing between 10,000 and 50,000 Rentable Square Feet (the “Adjacent Property Expansion Premises”), as determined by Tenant, provided, however, the size of the Adjacent Property Expansion Premises shall be limited to a size permitted by applicable law, including, taking into account limitations on a size necessary to provide parking for the Adjacent Property Expansion Premises on the Adjacent Property. If Tenant fails to deliver the Adjacent Property Expansion Notice by the Adjacent Property Expansion Deadline, Tenant’s rights under this Section 3 shall be deemed terminated.
(c)If Tenant timely delivers the Adjacent Property Expansion Notice, within thirty (30) days of Tenant’s delivery of the Adjacent Property Expansion Notice, the Adjacent Property Owner and Tenant shall enter into a lease for the Adjacent Property Expansion Premises (the “Adjacent Property Lease”) which shall be on substantially the
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same terms as the Lease except that (a) the initial term of the Adjacent Property Lease shall be for a period of ten (10) years, (b) Basic Annual Rent under the Adjacent Property Lease be payable with respect to Adjacent Property Expansion Premises when substantial completion has occurred with respect to the Adjacent Property Expansion Premises (the “Adjacent Property Rent Commencement Date”), (c) Basic Annual Rent for the Adjacent Property Expansion Premises shall be based on an amount equal to the product of [***] percent ([***]%) multiplied by the Costs of Construction (defined below) for the Adjacent Property Expansion Premises, which amounts shall be increased by [***] percent ([***]%) on each anniversary of the Adjacent Property Rent Commencement Date, (d) Common Area Expenses for the Adjacent Property shall be paid by Tenant on a NNN basis and shall not be subject to the Base Year limitation, (e) Tenant will receive a Tenant Improvement Allowance for the Adjacent Property Leased Premises in an amount equal to [***] dollars ($[***]) per Useable Square Foot of the Adjacent Property Leased Premises, (f) Tenant shall not be entitled to abated rent for the Adjacent Property Expansion Premises unless the Adjacent Property Expansion Premises is completed during the Rental Abatement Period specified in the Lease (in which case Tenant may receive abated rent only during the Rental Abatement Period specified in the Lease), (g) Tenant shall not be entitled to exercise remedies under Sections 1.2(c) and (d) with respect to the Adjacent Property Expansion Premises, (h) the Landlord will complete the Adjacent Property Expansion Period within twelve (12) months of the execution of the Adjacent Property Lease subject to Construction Delays, and (i) Tenant shall not have any additional expansion rights with respect to the Adjacent Property Leased Premises.
(d)For purposes hereof, the term “Costs of Construction means any and all “hard” and “soft” costs and expenditures incurred by Landlord in connection with the construction of the Adjacent Property Expansion Premises, including, without limitation: (i) all the amounts paid to the general contractors and subcontractors, (ii) all permit and license fees and other charges of governmental authorities; (iii) the Tenant Improvement Allowance payable with respect to the Adjacent Property Expansion Premises.
4.Assignment. Notwithstanding anything contained herein to the contrary, the rights granted to Tenant under this Agreement are personal to the ENTRATA, INC., a Delaware corporation, and the rights of Tenant under this Agreement may not be assigned, sold, pledge, encumbered, conveyed or otherwise transferred (whether directly, indirectly or as security) to any party without the prior written consent of Boyer in each instance, which approval may be withheld at Boyer’s sole and absolute discretion. In the event the Lease is assigned or terminated, this Agreement shall terminate. Any assignment that is not permitted by this Agreement is and shall be null and void for all purposes.
5.Notices. Any notice given by any Party under this Agreement shall be effective only upon its receipt by the other party and only if (a) given in writing and (b) personally delivered or sent by United States mail, postage prepaid, and addressed to (i) Boyer at the address for the “Landlord” as set forth in the Lease, or (ii) Tenant at its address for notice indicated in the Lease. Boyer and Tenant may change the place to which notices, requests, and other communications are to be sent to them by giving written notice of such change to the other.
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6.Miscellaneous Provisions. This Agreement shall inure to the benefit of and be binding on, the parties and their respective successors and assigns. Each individual executing this Agreement represents and warrants that such individual has been duly authorized to execute and deliver this Agreement in the capacity and for the entity set forth where he or she signs. The parties to this Agreement agree to sign any additional documents and perform any additional acts as may be reasonably necessary to effectuate the intent and purpose of this Agreement, This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission (including a PDF file via email) shall be equally effective as delivery of a manually executed counterpart of this Agreement or any such document, and the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement or any such document. No default, breach, or other failure on the part of either Party under this Agreement shall be a default, or create any claim or right under the Lease.
[Signatures Follow]
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above:

TENENAT:	ENTRATA, INC., a Delaware corporation

	By:	/s/ David Bateman
Its:

BOYER:	BOYER PROJECT COMPANY, L.C., a Utah limited liability company, by its manager

The Boyer Company, L.C., a Utah limited liability company

	By:	/s/ Jacob L. Boyer
Name: Jacob L. Boyer
Title: Manager
5

FIRST AMENDMENT TO LEASE AGREEMENT
This First Amendment to Lease Agreement (this “Amendment”) is made and entered into as of this 4th day of August, 2016, by and among BOYER LEHI HOLDINGS, L.C., a Utah limited liability company (the “Landlord”), and ENTRATA INC., a Delaware corporation (the “Tenant”).
RECITALS
WHEREAS, on March 15, 2016, Landlord and Tenant entered into that certain Lease Agreement (the “Lease”) pursuant to which Landlord agreed to lease to Tenant, and Tenant agreed to lease from Landlord, the Leased Premises (as defined in the Lease). Capitalized terms used but not defined herein shall have their respective meanings set forth in the Lease.
WHEREAS, pursuant to the Lease, Tenant had the option to increase the Tenant Improvement Allowance up to an amount equal to $[***] per Useable Square Foot, provided such increase would result in an increase in Basic Annual Rent.
WHEREAS, Tenant elected to increase the Tenant Improvement Allowance to an amount equal to $[***] per Useable Square Foot and Landlord and Tenant are entering into this Amendment for purposes of confirming such increase and increase in Basic Annual Rent.
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
AGREEMENT
1.Amendment to Lease Summary. The defined terms “Tenant Improvement Allowance” and “Basic Annual Rent” as set forth in the Lease Summary are hereby deleted and replaced with the following:
“Tenant Improvement Allowance”: [***] dollars ($[***]) per Useable Square Foot of the Leased Premises, plus an additional [***] dollars ($[***]) to be used towards the Tenant Assumed Buildout (as more particularly set forth in the Work Letter (defined below). For purposes of Section 1.2(b), the Tenant Improvement Allowance shall be an amount equal to [***] dollars ($[***]) per Useable Square Foot of the First Floor Expansion Premises.
“Basic Annual Rent”: Initially, [***] dollars ($[***]) per Rentable Square Foot of the Leased Premises, commencing on the first anniversary of the Rent Commencement Date, and thereafter subject to annual increases at the Escalation Rate. If the amount of the Tenant Improvement Allowance that Tenant uses is (a) less than [***] dollars ($[***]) per Useable Square Foot of the Leased Premises but greater than [***] dollars ($[***]) per Useable Square Foot of the Leased Premises, the Basic Annual Rent shall be decreased on the Commencement Date by an amount equal to [***] dollars ($[***]) per Rentable Square Foot of the Leased Premises for each whole dollar decrease in the Tenant Improvement Allowance used by Tenant measures on a per Useable Square Foot basis, and (b) less than or equal to [***] dollars ($[***]) per Useable Square Foot of the Leased Premises but greater than [***] dollars ($[***]) per Useable Square Foot of the Leased Premises, in addition to the decrease pursuant to clause (a) above, the Basic Annual Rent shall be decreased on the Commencement Date by an amount equal to [***] dollars ($[***]) per Rentable Square Foot of the Leased Premises for each whole dollar decrease in the Tenant Improvement Allowance used by Tenant measures on a per Useable Square Foot basis, provided, however, in no event shall Basic Annual Rent for the Leased Premises decrease to less than [***] dollars ($[***]) per Rentable Square Foot of the Leased Premises.”
2.Amendment to Section 3.1 (a). Section 3.1(a) of the Lease is hereby deleted in its entirety and replaced with the following:
“3.1 Basic Annual Rent. Commencing on the date which is the first anniversary of the Commencement Date (the “Rent Commencement Date”), Tenant agrees to pay to Landlord as basic annual rent for the Leased Premises at such place as Landlord may designate, without prior demand therefore and without any deduction or set off whatsoever, except as expressly permitted herein, the sum of [***] dollars ($[***]) per Rentable Square Foot of the Leased Premises. The amounts payable by Tenant hereunder are referred to herein as “Basic Annual Rent.” The Basic Annual Rent shall be due and payable in twelve (12) equal monthly installments to be paid in advance on or before the first day of each calendar month during the Term. Commencing on the first anniversary of the Rent Commencement Date and on each anniversary of the Commencement Date thereafter, Basic Annual Rent shall escalate by the Escalation Rate. In the event the Rent Commencement Date occurs on a day other than the first day of a calendar month, then rent shall be paid on the Rent Commencement Date for the initial fractional calendar month prorated on a per diem basis (based upon a thirty (30) day month).”
3.Omnibus Amendment. Any and all other terms and provisions of the Lease are hereby amended and modified wherever necessary, and even though not specifically addressed herein, so as to conform to the amendments set forth in the preceding paragraph. Except as expressly modified and amended hereby, all other terms and conditions of the Lease shall continue in full force and effect.
4.Entire Agreement. This Amendment contains the entire understanding of Tenant and Landlord and supersedes all prior oral or written understandings relating to the subject matter set forth herein.

5.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original. An executed counterpart of this Amendment transmitted by facsimile shall be equally as effective as a manually executed counterpart.
6.Successors and Assigns. This Amendment shall inure to the benefit of and shall be binding on each of the parties hereto and their respective successors and/or assigns.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment as of the date first set forth above.

LANDLORD:	BOYER LEHI HOLDINGS, L.C., a Utah limited liability company

By: THE BOYER COMPANY, L.C., a Utah Limited company

		By:	/s/ Jacob L. Boyer
		Name:	Jacob L. Boyer
		Title:	Manager

TENANT:	ENTRATA, INC., a Delaware corporation

	By:	/s/ Jared Hunsaker
	Its:	Chief Legal Counsel

SECOND AMENDMENT TO LEASE AGREEMENT
This Second Amendment to Lease Agreement (this “Amendment”) is made and entered into as of this 7th day of November, 2016, by and among BOYER LEHI HOLDINGS, L.C., a Utah limited liability company (the “Landlord”), and ENTRATA INC., a Delaware corporation (the “Tenant”).
RECITALS
WHEREAS, on March 15, 2016, Landlord and Tenant entered into that certain Lease Agreement, as amended by that certain First Amendment to Lease Agreement dated August 4, 2016 (the “Lease”) pursuant to which Landlord agreed to lease to Tenant, and Tenant agreed to lease from Landlord, the Leased Premises (as defined in the Lease). Capitalized terms used but not defined herein shall have their respective meanings set forth in the Lease.
WHEREAS, in accordance with Section 2.4 of the Lease, Landlord and Tenant agreed to enter into this Amendment.
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
AGREEMENT
1.Amendment to Lease Summary. The defined terms “Basic Annual Rent” as set forth in the Lease Summary are hereby deleted and replaced with the following:
“Basic Annual Rent”: Initially, [***] dollars ($[***]) per Rentable Square Foot of the Leased Premises, commencing on the first anniversary of the Rent Commencement Date, and thereafter subject to annual increases at the Escalation Rate.”
“Parking” Approximately 535 stalls, subject to adjustment as provided in Section 20.3 of the Lease.
2.Amendment to Section 2.2. Section 2.2 of the Lease is hereby deleted in its entirety and replaced with the following:
“2.2 Commencement Date. The term of this Lease and Tenant’s obligation to pay rent hereunder shall commence on November 1, 2016 (the “Commencement Date”).”
3.Amendment to Section 20.3. The first two sentences of Section 20.3 of the Lease are hereby deleted in their entirety and replaced with the following:
“Landlord shall provide approximately 535 parking stalls in the areas shown on the site plan attached hereto as Exhibit A-1 (the “Site Plan”), of which, approximately 127 parking stalls are included on the Adjacent Subdivided Property. At such time as Tenant elects to cause the Adjacent Property Owner to build a building on the Adjacent Subdivided Property, Landlord’s obligation to provide approximately 535 parking stalls shall be modified to provide Landlord shall only be required to provide the number of parking stalls then located on the Property (as such stalls may be further reduced as provided in this Lease).”
4.Rent Credit. Landlord and Tenant have agreed that pursuant to Section 1.2(c) of the Lease, Tenant is entitled to receive a credit against Basic Annual Rent in the amount of eighty-two (82) days of Basic Annual Rent, for a total amount of $[***] (the “Rent Credit”). The Rent Credit will be credited against to the first amounts of Basic Annual Rent becoming due under the Lease commencing on the Rent Commencement Date and continuing until the Rent Credit has been fully applied against Basic Annual Rent owing under the Lease. Except for the Rent Credit, Tenant shall have no additional rights or remedies under Section 1.2(c) or (d) of the Lease, all of which are hereby expressly waived.
5.Omnibus Amendment. Any and all other terms and provisions of the Lease are hereby amended and modified wherever necessary, and even though not specifically addressed herein, so as to conform to the amendments set forth in the preceding paragraph. Except as expressly modified and amended hereby, all other terms and conditions of the Lease shall continue in full force and effect.
6.Entire Agreement. This Amendment contains the entire understanding of Tenant and Landlord and supersedes all prior oral or written understandings relating to the subject matter set forth herein.
7.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original. An executed counterpart of this Amendment transmitted by facsimile shall be equally as effective as a manually executed counterpart.
8.Successors and Assigns. This Amendment shall inure to the benefit of and shall be binding on each of the parties hereto and their respective successors and/or assigns.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment as of the date first set forth above.

LANDLORD:	BOYER LEHI HOLDINGS, L.C., a Utah limited liability company

By: THE BOYER COMPANY, L.C., a Utah Limited company

		By:	/s/ Jacob L. Boyer
		Name:	Jacob L. Boyer
		Title:	Manager

TENANT:	ENTRATA, INC., a Delaware corporation

	By:	/s/ Jared Hunsaker
	Its:	Chief Legal Counsel

THIRD AMENDMENT TO LEASE
THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is made and entered into effective as of April 28, 2026 (the “3A Effective Date”), by and between AREPIII ENTRA, LLC, a Delaware limited liability company (“Landlord”), successor-in-interest to Boyer Lehi Holdings, L.C., and ENTRATA, INC., a Delaware corporation (“Tenant”).
RECITALS
A.Landlord and Tenant are parties to that certain Lease Agreement dated March 15, 2016, as amended by First Amendment to Lease Agreement dated August 4, 2016, Second Amendment to Lease dated November 7, 2016, letter agreement dated March 13, 2022 and letter agreement dated November 17, 2023 (collectively, the “Existing Lease”), whereby Landlord leases to Tenant, and Tenant leases from Landlord, approximately 106,000 Rentable Square Feet (the “Leased Premises”) being the entire rentable area in the building located at 4205 Chapel Ridge Road, Lehi, Utah (the “Building”), for a Term expiring October 31, 2027 (the “Existing Term”).
B.Landlord and Tenant desire to extend the Existing Term, on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.Incorporation of Recitals; Capitalized Terms. The above recitals are incorporated herein by reference as if fully set forth in the body of this Amendment. Each capitalized term not defined in this Amendment shall have the meaning given to it in the Existing Lease, unless the context clearly requires otherwise. Section references without reference to a document shall mean the applicable Section of this Amendment. The Existing Lease as modified by this Amendment shall be referred to as the “Lease”.
2.Term.
The Existing Term is hereby reduced such that the Existing Term shall expire as of 11:59 on February 28, 2026 (the “Existing Term Expiration Date”), and the Existing Term as so reduced is hereby extended for a period of twelve (12) years (the “Extension Term”), commencing March 1, 2026 (the “Extension Commencement Date”) and expiring February 28, 2038 (the “Expiration Date”). Tenant accepts possession of the Leased Premises in its “as is” condition as of the Extension Commencement Date, without requiring any alterations or installations to be made by Landlord or at Landlord’s
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expense. The Existing Term as extended by the Extension Term shall be referred to as the “Term”.
3.Basic Annual Rent.
3.01Tenant’s obligation to pay the Basic Annual Rent for the Leased Premises through the Existing Term Expiration Date shall remain in full force and effect and unmodified as set forth in the Existing Lease.
3.02The Basic Annual Rent for the Leased Premises during the Extension Term shall be as set forth in the following rent chart.

Period	Basic Annual Rental Rate Per Rentable Square Foot	Monthly Installment of Basic Annual Rent
[***] - [***]	$[***]	$[***]
[***] - [***]	$[***]	$[***]
[***] - [***]	$[***]	$[***]
[***] - [***]	$[***]	$[***]
[***] - [***]	$[***]	$[***]
[***] - [***]	$[***]	$[***]
[***] - [***]	$[***]	$[***]
[***] - [***]	$[***]	$[***]
[***] - [***]	$[***]	$[***]
[***] - [***]	$[***]	$[***]
[***] - [***]	$[***]	$[***]
3.03Notwithstanding the foregoing provisions of this Section 3, so long as there is no uncured Event of Default (as defined in Section 16.1 of the Lease) under the Lease, Landlord hereby grants to Tenant (i) a tenant improvement allowance in the amount of [***] dollars ($[***]) (the “Tenant Improvement Allowance”) and (ii) an abatement of Basic Annual Rent in the amount of [***] dollars ($[***]) (the “Concession Rent Abatement”). Landlord shall provide the Tenant Improvement Allowance in the form of a partial abatement of Basic Annual Rent in the amount of [***] dollars ($[***]) for each monthly installment of Basic Annual Rent for the thirty (36) month period from January 1, 2027 through December 31, 2029 (the “Monthly TIA Rent Abatement”). Landlord shall provide the Concession Rent Abatement in the form of a partial abatement of Basic Annual Rent in the amount of [***] dollars ($[***]) for each monthly installment of Basic Annual Rent for the thirty (36) month period from January 1, 2027 through December 31, 2029 (the “Monthly Concession Rent Abatement”). The Monthly TIA Rent Abatement and the Monthly Concession Rent Abatement shall be collectively
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referred to as the “Partial Rent Abatement”, and such thirty six (36) month period shall be referred to as the “Rent Abatement Period”. During the Rent Abatement Period, only monthly installments of Basic Annual Rent shall be partially abated, and Tenant shall pay in full all Additional Rent due and payable as set forth in the Existing Lease as modified by this Amendment.
Notwithstanding the foregoing provisions of this Section 3.03, Landlord shall have the one-time right to either (a) elect to pay the Tenant Improvement Allowance (or remaining balance thereof not then yet received by Tenant via the Partial Rent Abatement) to Tenant (the “TIA Payment”), or (b) elect to make the TIA Payment and convert the Concession Rent Abatement (or the remaining balance thereof not then yet received by Tenant via the Partial Rent Abatement) to an abatement of the Basic Annual Rent for the seven (7) month period following delivery of the Concession Election Notice (the “Rent Abatement Conversion”), in either case by delivering written notice of such election (the “Concession Election Notice”) to Tenant. The Concession Election Notice shall specify whether Landlord is electing the TIA Payment only or is electing both the TIA Payment and the Rent Abatement Conversion. If Landlord elects the TIA Payment only, then Landlord shall pay to Tenant the TIA Payment (or the remaining balance thereof) and the Partial Rent Abatement thereafter shall be the Monthly Concession Rent Abatement only (i.e., $[***]). If Landlord elects both the TIA Payment and the Rent Abatement Conversion, then (i) Landlord shall pay to Tenant the TIA Payment (or the remaining balance thereof), and (ii) Landlord shall provide to Tenant the Basic Rent Abatement (or the remaining balance thereof) in equal monthly amounts for the seven (7) month period immediately following delivery of the Conversion Election Notice, in which case the Partial Rent Abatement shall be such monthly amount for such seven (7) month period, and the Rent Abatement Period shall be such seven (7) month period. For example, assume that on June 15, 2027, Landlord delivers to Tenant a Concession Election Notice for both the TIA Payment and the Rent Abatement Conversion. At such point, the remaining balance of the Tenant Improvement Allowance would be $[***] and the remaining balance of the Concession Rent Abatement would be $[***]. In such event, (a) Landlord would make the TIA Payment to Tenant in the amount of $[***], and (b) the Partial Rent Abatement would be converted to $[***] per month for the months of July, 2027 through January, 2028.
Further notwithstanding the foregoing provisions of this Section 3.03, if an Event of Default occurs prior to or during the Rent Abatement Period, then the Partial Rent Abatement shall be null and void, and thereafter Tenant shall pay each monthly installment of Basic Annual Rent in full.
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3.04All payments of Basic Annual Rent and Additional Rent shall be made in accordance with the terms of the Lease, except that Tenant shall pay rent as follows:
AREPIII Entra, LLC - Operating Acct
Bank Name: [***]
Bank City & State: [***]
Wire Routing Number: [***]
ACH Routing Number: [***]
Account Number: [***]
Account Name: [***]

or to such other address or as otherwise directed by Landlord upon delivering no less than thirty (30) days’ prior written notice to Tenant.
4.Additional Rent. Tenant’s obligation to pay Additional Rent for Actual Operating Expense Increase (including the monthly one-twelfth (1/12th) payments of Estimated Costs pursuant to Section 4.2 of the Existing Lease), shall continue uninterrupted and without modification through the Existing Term Expiration Date. Commencing on the Extension Commencement Date and continuing during the Extension Term, Tenant shall pay Additional Rent for Actual Operating Expense Increase (including the one-twelfth (1/12 th) payments of Estimated Costs pursuant to Section 4.2 of the Existing Lease) uninterrupted and unmodified, except that during the Extension Term, the “Base Year” shall mean the 2026 calendar year, and accordingly, Tenant’s obligation to pay the one-twelfth (1/12th) payments of Estimated Costs during the Extension Term shall commence January 1, 2027. Section 4.1(g) of the Lease and clause (xxxi) of Section 4.1(e) of the Lease are deleted in their entirety.
5.Alterations. Any Alterations which Tenant desires to install shall be performed only in accordance with the provisions of the Existing Lease and the Construction Rules and Regulations attached hereto as Exhibit A.
6.Option to Extend.
6.01Extension of Lease. Section 2.5 of the Existing Lease is deleted in its entirety.
6.02Option to Extend. Landlord hereby grants to Tenant one (1) option to extend the Term (the “Option to Extend”) for a period of five (5) years (the “Option Term”), provided (i) on the date Tenant delivers the Option Notice, there is no uncured Event of Default and (ii) Tenant exercises the Option to Extend as set forth below. The Option Term, if exercised, shall commence on the day following the Expiration Date, with no gap.
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Tenant may exercise the Option to Extend only by delivering written notice of exercise (“Option Notice”) to Landlord no later than six (6) months prior to the Expiration Date (the “Exercise Deadline”).
6.03Rent. The Basic Annual Rent (and monthly installments thereof) for the Leased Premises during the Option Term shall be the greater of (i) the Fair Market Renewal Rent (as defined below), or (ii) the Basic Annual Rent in effect during the last calendar month of the Extension Term (adjusted, as required, to reflect a 2038 Base Year).
6.04Fair Market Renewal Rent Determination. During the thirty (30) day period following the Exercise Deadline (the “Negotiation Period”), Landlord and Tenant shall negotiate the Fair Market Renewal Rent for the Option Term. If Landlord and Tenant do not agree on the Fair Market Renewal Rent for the Option Term during the Negotiation Period, then the Fair Market Renewal Rent for the Option Term shall be determined as set forth herein. Tenant shall designate a broker by notice to Landlord within ten (10) days after the end of the Negotiation Period. Within ten (10) days thereafter, Landlord shall by written notice to Tenant designate a second (2nd) broker. Within fifteen (15) days after the second (2nd) broker’s appointment, (i) each broker shall make an independent determination of the Fair Market Renewal Rent for the Option Term, specifying its determination of the prevailing market for concessions and allowances, and (ii) the two (2) brokers shall meet in an attempt to agree. If the two (2) brokers so appointed agree on the Fair Market Renewal Rent for the Option Term within twenty five (25) days after appointment of the second (2nd) broker, then the Basic Annual Rent for the Leased Premises during the Option Term shall be the greater of (i) the Fair Market Renewal Rent as agreed by the two (2) brokers, or (ii) the Basic Annual Rent in effect during the last calendar month of the Extension Term (adjusted, as required, to reflect a 2038 Base Year).
If the two (2) brokers so appointed do not agree on the Fair Market Renewal Rent for the Option Term within twenty-five (25) days after appointment of the second (2nd) broker, the two (2) brokers shall jointly appoint a third (3rd) broker no later than thirty (30) days after the appointment of the second (2nd) broker. If a third (3rd) broker is appointed, he or she shall within fifteen (15) days after his or her appointment, make his or her valuation and decide which one of the Fair Market Renewal Rents determined by the other two (2) brokers is closer to the Fair Market Renewal Rent for the Premises as of the first (1st) day of the Option Term, and the Basic Annual Rent for the Leased Premises during the Option Term shall be the greater of (i) the Fair Market Renewal Rent so selected by the third (3rd) broker or (ii) the Basic Annual Rent in effect during the last calendar month of the Extension Term (adjusted, as required, to reflect a 2038 Base Year). The brokers shall have no authority to modify or amend the terms of the Lease.
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6.05Qualifications/Definition. Each broker appointed pursuant to this Section 6 shall be a disinterested person of recognized competence, duly licensed in the State of Utah, who has a minimum of fifteen (15) years’ experience in the leasing of first class office space in the Salt Lake City metropolitan area, and has not represented either Landlord or Tenant during the previous three (3) years. All valuations of the Fair Market Renewal Rent for the Option Term shall be in writing and shall be expressed as an annual rate per rentable square foot of the Leased Premises. “Fair Market Renewal Rent” means the fair market base rental rate, annual escalations, rent abatement and construction allowance for comparable office lease renewal transactions in the Salt Lake City metropolitan area, with a 2038 Base Year, taking into account all relevant factors that would be contemplated by a willing landlord and a willing tenant in the negotiation of a lease renewal for the Leased Premises, i.e., Landlord shall provide all concessions, abatement, allowances and escalations used in determining the Fair Market Renewal Rent, or if it shall decline to do so or Tenant shall decline to accept the same, Fair Market Renewal Rent shall be adjusted by the brokers to reflect same.
6.06Appointment of Broker. The party appointing each broker shall be obligated, within three (3) business days after receipt of the valuation report prepared by the broker appointed by such party to deliver a copy thereof to the other party. If a third (3rd) broker is appointed, the third (3rd) broker shall be directed, at the time of his or her appointment, to deliver copies of his or her valuation report and Fair Market Renewal Rent selection to Landlord and Tenant within ten (10) days after his or her appointment, in the manner provided in the Lease for the giving of notices. The expenses of each of the initial two (2) brokers appointed pursuant to this Section 6 shall be borne by the party appointing such broker. The expenses of the third (3rd) broker appointed pursuant hereto, if any, shall be paid one-half (1/2) by Landlord and one-half (1/2) by Tenant.
6.07Miscellaneous. Additional Rent for Actual Operating Expense Increase shall remain in effect and unmodified during the Option Term, except that during the Option Term the Base Year shall be calendar year 2038. All other terms and provisions of the Lease shall remain in full force and effect during the Option Term, except that during the Option Term, Tenant shall have no Option to Extend. Within ten (10) days after determination of the Fair Market Renewal Rent for the Option Term, Landlord and Tenant shall execute an amendment to the Lease confirming the terms thereof, provided that the failure of either party to execute such Lease amendment shall not affect the legally binding nature of the leasing of the Leased Premises for the Option Term and the rent therefor.
7.Property Management Platform. So long as AREPIII ENTRA, LLC is the Landlord, then in assessing Landlord’s property management and lease administration platform for the Building, Landlord shall require its property manager for the Building to consider in good
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faith Entrata software as an alternative to its competitors for the Building, it being understood that neither Landlord nor its property manager shall be required to use same. At such time, if any, that AREPIII ENTRA, LLC is no longer the Landlord, then this Section 7 shall be null and void and of no further force or effect.
8.Right of Offer.
8.01The parties acknowledge that pursuant to that certain Agreement Regarding Adjacent Property dated March 15, 2016 between Boyer Project Company, L.C. (and assigned to Landlord) and Tenant (the “Adjacent Property Agreement”), Tenant was obligated to exercise its rights, if at all, with respect to the Adjacent Property (as defined in the Adjacent Property Agreement) on or before March 15, 2021. Accordingly, neither Landlord nor Tenant have any rights or obligations with respect to the Adjacent Property pursuant to the Adjacent Property Agreement.
With respect to the Adjacent Subdivided Property, in lieu of any rights or obligations of Landlord and Tenant pursuant to the Adjacent Property Agreement, Landlord and Tenant agree that if Landlord elects to construct an additional office building on the Property (the “Additional Building”), then prior to commencement of vertical construction of the Additional Building, Landlord shall deliver written notice to Tenant of the availability of office space for lease in the Additional Building (the “Availability Notice”), which Availability Notice shall set forth the approximate size, location, number of floors and size of each office floor of the Additional Building. In such event, Tenant shall have the one-time right to lease one or more continuous full floors of office space (from either the top floor down, or from the first (1st) floor (or second (2nd) floor, if Landlord intends to lease some or all of the first (1st) floor for retail and/or other non-office use and specifies in the Availability Notice that no portion of the first (1st) floor may constitute the Offer Space) up) in the Additional Building (the “Offer Space”) on the terms and conditions of this Section 8, but only by delivering to Landlord written notice of its exercise of this Right of Offer (the “Exercise Notice”) within fifteen (15) days after delivery of the Availability Notice, which Exercise Notice shall specify which contiguous full floors shall constitute the Offer Space. In such event, during the thirty day (30) period following delivery of the Exercise Notice (the “Economic Negotiation Period”), Landlord and Tenant shall negotiate in good faith the economic terms for the Offer Space, which terms shall reflect all construction costs for the Additional Building, including the construction of structured parking and other site modifications. If during the Economic Negotiation Period Landlord and Tenant execute and deliver a non-binding letter of intent setting forth the agreed economic terms for the Offer Space, then during the sixty day (60) period following the Economic Negotiation Period (the “Document Negotiation Period”), Landlord and Tenant shall negotiate in good faith a legally
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binding amendment to this Lease for the leasing of the Offer Space. If Tenant does not timely deliver the Exercise Notice, or if Landlord and Tenant do not both execute and deliver a non-binding letter of intent during the Economic Negotiation Period and execute and deliver a legally binding lease amendment during the Document Negotiation Period, then this Right of Offer shall be null and void and of no further force or effect, and Landlord shall be free to lease space in the Additional Building to third parties.
If Landlord intends to lease some or all of the first (1st) floor of the Additional Building for retail and/or other non-office use, then Landlord may elect to exclude from the Offer Space either the entire first (1st) floor of the Additional Building or a portion of the first (1st) floor, the Availability Notice shall specify same, in which event the first (1st) floor or portion thereof excluded by Landlord shall not be included in the Offer Space. Such election by Landlord shall be determinative, whether or not such space is actually used for non-office purposes. If Landlord excludes only a portion of the first (1st) floor from the Offer Space, then for purposes of this Right of Offer, the portion not so excluded shall be deemed to be a “full floor”.
9.Intentionally Omitted.
10.Insurance. Section 11 of the Lease is deleted in its entirety and replaced with the following:
11.1Insurance on Tenant’s Personal Property and Fixtures. At all times during the Term, Tenant at its expense shall keep in force at its sole cost and expense with insurance companies acceptable to Landlord, hazard insurance on an “Special Form” or equivalent policy form, and shall include fire, theft, extended coverages, vandalism, and malicious mischief. Coverage shall be equal to 100% of the Replacement Cost value of Tenant’s contents, fixtures, furnishings, equipment, and all improvements or additions (excluding the initial Tenant Improvements) made by Tenant to the Leased Premises. The deductible under such insurance coverage shall not exceed $10,000.00. Such policy shall add Landlord as Additional Insured and shall provide that coverage for the Additional Insured is primary and not contributory with other insurance. The policy shall provide that such policy not be cancelled or materially changed without first giving Landlord thirty (30) days written notice. If the carrier providing the coverage required herein is unable to provide Landlord with such notice directly, Tenant shall deliver to Landlord a copy of any such notice of cancellation immediately upon receipt by Tenant.
11.2Property Coverage. At all times during the Term, Landlord shall obtain and maintain in force an “all-risk type” or equivalent policy form for the full replacement value of the Building, Landlord’s Improvements and personal property owned by Landlord, as the values may exist from time to time, and shall include fire, theft, extended coverages, vandalism, and malicious
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mischief on the Building during the Term and any extension thereof. Landlord may obtain, at Landlord’s discretion, coverage for flood and earthquake if commercially available at reasonable rates. Such insurance shall also include coverage against loss of rental income.
11.3Automobile. At all times during the Term, Tenant at its expense shall maintain Commercial Automobile Liability insurance with limits of not less than One Million Dollars ($1,000,000) for anyone accident and shall include owned, hired and non-owned automobiles.
11.4Liability Insurance. At all times during the Term, Tenant at its expense shall keep in full force and effect with insurance companies acceptable to Landlord a policy of Commercial General Liability Insurance with limits of not less than $1,000.000 each Occurrence and $2,000,000 General Aggregate and which coverage may be met through an umbrella insurance policy maintained by Tenant. The policy shall apply to the Leased Premises and all operations of Tenant’s business and all claims and liabilities in connection with or arising therefrom. Such policy shall add Landlord as Additional Insured and shall provide that coverage for the Additional Insured is primary and not contributory with other insurance. The policy shall provide that such policy not be cancelled or materially changed without first giving Landlord thirty (30) days written notice. If the carrier providing the coverage required herein is unable to provide Landlord with such notice directly, Tenant shall provide any such notice of cancellation immediately upon receipt to Landlord. Tenant shall provide Landlord with evidence of current insurance coverage, at least once annually during the Term, or otherwise within ten (10) days of Landlord’s written request. All public liability, property damage, and other liability policies shall be written as primary policies, not contributing with coverage which Landlord may carry. All such policies shall contain a provision that Landlord, although named as an insured, shall nevertheless be entitled to recover under said policies for any loss occasioned to it, its servants, agents, and employees by reason of the negligence of Tenant. All such insurance shall specifically insure the performance by Tenant of the indemnity agreement as to liability for injury to or death of persons or injury or damage to property contained in Part X.
11.5Waiver of Subrogation. Landlord and Tenant each hereby waives all rights to recover against each other, against any other tenant or occupant of the Building, and against each other’s officers, directors, shareholders, partners, joint venturers, employees, agents, customers, invitees or business visitors or of any other tenant or occupant of the Building, for any loss or damage arising from any cause covered by any insurance earned or required to be earned by the waiving party.
11.6Lender. Any mortgage provider interest in any part of the Building or Improvements may, at Landlord’s option, be afforded coverage under any policy required to be secured by Tenant hereunder, by use of a mortgagee’s endorsement to the policy concerned.
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11.7Umbrella Liability. Tenant shall also be required to cany an Umbrella Liability policy with limits of no less than $5,000,000 per location. Such coverage shall be in excess of the required Commercial General Liability and Automobile coverages, with such coverage being on a follow-form basis, and not more restrictive than underlying insurance.
11.Miscellaneous.
11.01Notices to Landlord pursuant to the Lease shall be delivered to:
AREPIII ENTRA, LLC
c/o The Arden Group, Inc.
1600 Market Street, Suite 2600
Philadelphia, PA 19103
Attn: Craig A. Spencer
Email: [***]
Attn: Joseph S. Caruso
Email: [***]
Notices to Tenant pursuant to the Lease shall be delivered to
Entrata Inc.
4205 Chapel Ridge Road
Lehi, UT
Attn: Erin Goodsell
Email: [***]
or to such other address as Landlord or Tenant (as applicable) may hereinafter designate in writing. This Amendment and the attached exhibit, which is hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements with respect to the matters set forth herein. This Amendment shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Leased Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Existing Lease, unless specifically set forth in this Amendment.
11.02The following provisions of the Existing Lease are deleted in their entirety: Lease Summary Section 8, Lease Summary Section 13, Lease Summary Section 15, Section 1.2, Section 1.4, Section 2.3, Section 2.6, Exhibit A-l and Exhibit C. Except as
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herein expressly modified or amended by this Amendment, the provisions, conditions and terms of the Existing Lease shall remain unchanged and in full force and effect.
11.03In the case of any inconsistency between the provisions of the Existing Lease and this Amendment, the provisions of this Amendment shall govern and control. Time is of the essence with respect to all provisions of the Existing Lease and this Amendment.
11.04Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Neither Landlord nor Tenant shall be bound by this Amendment unless and until Landlord and Tenant each has executed and delivered the same to the other party.
11.05Tenant hereby represents to Landlord, and Landlord hereby represents to Tenant, that such party has dealt with no broker in connection with this Amendment, other than Woodley Real Estate, representing Tenant. Landlord agrees to pay such broker a commission pursuant to a separate agreement between Landlord and such broker. Each party shall indemnify, defend and hold the other harmless from any and all claims of any other broker claiming to have represented such indemnifying party in connection with this Amendment.
11.06Tenant and Landlord agree that the confidentiality covenants set forth in Section 22.22 of the Lease shall have full force and effect with respect to this Amendment, as if fully restated herein and made applicable to this Amendment.
11.07Each party hereby represents to the other party: (a) that it has the authority and capacity to enter into this Amendment, (b) that the person executing this Amendment on its behalf is authorized to do so, and (c) that it is legally permitted to do business in the State of Utah.
11.08This Amendment shall be construed without regard to any presumption or other rule requiring construction against the party causing this Amendment to be drafted. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Amendment by affixing its signature hereto by means of an electronic signature tool, application or software (such as pdf scan or DocuSign) shall have the same effect as delivery of an original signed instrument.
[signature page follows]
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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written. Landlord and Tenant intend to be legally bound by this Amendment as of the day and year first above written.

LANDLORD:

AREPII ENTRA, LLC

By:	/s/ Joe Caruso
Name: Joe Caruso
Title: Vice President

TENANT:

ENTRATA, INC.

By:	/s/ Mark Hansen
Name: Mark Hansen
Title: CFO

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EXHIBIT A
CONSTRUCTION RULES AND REGULATIONS
[***]
1